Exhibit 99.1

PURCHASE AND SALE AGREEMENT

dated as of December 27, 2023

between

MANNKIND CORPORATION

and

SAGARD HEALTHCARE PARTNERS FUNDING BORROWER SPE 2, LP

i

ii

Section 10.11	Counterparts	51
Section 10.12	Amendments; No Waivers	51
Section 10.13	Cumulative Remedies	52
Section 10.14	Table of Contents and Headings	52

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Instruction Letter
Exhibit C	Escrow Agreement
Exhibit D	Purchaser Account
Exhibit E	Seller Account
Exhibit F	Disclosure Schedules
Exhibit G	License Agreement and Royalty Reports
Exhibit H	Supply Agreement
Exhibit I	Press Release
Exhibit J	UT Consent
Schedule 1.1	Knowledge Parties

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of December 27, 2023 is between MannKind Corporation, a Delaware corporation (the “Seller”), and Sagard Healthcare Partners Funding Borrower SPE 2, LP, a Delaware limited partnership (the “Purchaser”) (each of Seller and Purchaser a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Seller has the right to receive royalties based on Net Sales (as defined below) of the Royalty Product (as defined below) under the License Agreement (as defined below); and

WHEREAS, Seller desires to sell, assign, transfer, convey and grant to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Assets (as defined below), upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Action” means any claim, action, cause of action, suit, litigation, charge, summons, arbitration, mediation, investigation, opposition, interference, hearing, complaint, or other legal proceeding (whether sounding in statute, contract, tort or otherwise, whether administrative, civil or criminal, and whether brought at law or in equity).

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of greater than fifty percent (50%) of the outstanding voting securities of such Person, on an as converted basis, or otherwise the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreed Amount” has the meaning set forth in Section 7.4.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means, collectively, the Supply Agreement, the Pharmacovigilance Agreement, the Quality Agreement and the Letter Agreements.

“API” has the meaning set forth in Section 1.4 of the License Agreement.

“Applicable Percentage” means on any date, with respect to any Royalty Party, such Royalty Party’s percentage interest in the aggregate Royalty Interests on such date. For the avoidance of doubt, Purchaser’s Applicable Percentage in the aggregate Royalty Interests, on any date, equals the Purchaser Applicable Percentage on such date.

“Article V Knowledge” means the actual knowledge of any of the officers of Seller identified on Schedule 1.1(b) or their direct reports, including, in each case the successors of such individuals.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by Seller and Purchaser, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario are authorized or required by applicable Law to remain closed. For the avoidance of doubt, solely with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, shall not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.

“Calendar Year” means each twelve (12) month period ending on December 31; provided that the first Calendar Year under this Agreement shall begin on the Closing Date and end on December 31, 2023 and the last Calendar Year under this Agreement shall end on the date of expiration or termination of this Agreement.

“Claim Amount” has the meaning set forth in Section 7.4.

“Claim Notice” has the meaning set forth in Section 7.4.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing Product” has the meaning set forth in Section 1.19 of the License Agreement.

“Confidential Information” has the meaning set forth in Section 8.1.

“Confidentiality Agreement” has the meaning set forth in Section 8.3.

“Confidentiality Restriction” has the meaning set forth in Section 8.6.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disclosure Schedules” means the disclosure schedules of the Seller attached hereto as Exhibit F.

“Escrow Account” means the segregated account established pursuant to the Escrow Agreement, into which payments of the Purchased Assets are to be remitted, including payments of amounts payable by UT pursuant to the Instruction Letter.

“Escrow Agent” means Wilmington Trust, National Association, as escrow agent.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, executed by Seller, Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Evaluation Period” has the meaning set forth in Section 2.1(b)(i).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.2.

“Executive Officer” has the meaning set forth in Section 2.1(b)(ii).

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Fee Reimbursement” has the meaning set forth in Section 2.1(b).

“Field” has the meaning set forth in Section 1.38 of the License Agreement.

“Formulation” has the meaning set forth in Section 1.41 of the License Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Instruction Letter” means the direction letter to UT in the form attached hereto as Exhibit B.

“IRS” has the meaning set forth in Section 5.11(a).

“IRS Withholding Form” has the meaning set forth in Section 5.11(e).

“Joint Patents” has the meaning set forth in Section 1.60 of the License Agreement.

“Judgment” means any judgment, order, writ, assessment, ruling, verdict, injunction, stipulation, citation, award, or decree of any nature.

“Knowledge of Purchaser” means the actual knowledge after due and diligent inquiry (including, if applicable, an inquiry of direct reports), as of the date of this Agreement, of any of the officers of Purchaser identified on Schedule 1.1(a); provided, however, that, for purposes of clarity, “due and diligent inquiry” may not require any specific inquiry of other individuals, their direct reports or outside counsel, and will be assessed on a case-by-case basis, and shall not require an inquiry of public records or other experts.

“Knowledge of Seller” means the actual knowledge after due and diligent inquiry (including, if applicable, an inquiry of direct reports), as of the date of this Agreement, of any of the officers of Seller identified on Schedule 1.1(b); provided, however, that, for purposes of clarity, “due and diligent inquiry” may not require any specific inquiry of other individuals, their direct reports or outside counsel, and will be assessed on a case-by-case basis, and shall not require an inquiry of UT, public records or other experts.

“Law” means, with respect to any Person, all laws (including common law), statutes, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Letter Agreements” means, collectively, the letter agreements by and between Seller and UT dated September 3, 2018, May 6, 2019, December 21, 2020, May 14, 2021, June 16, 2021, April 7, 2022 and December 22, 2022.

“License Agreement” means the License and Collaboration Agreement dated as of September 3, 2018, by and between Seller and UT, as and to the extent amended by any of the Letter Agreements, and as may be further amended, amended and restated or otherwise modified from time to time prior to the Closing Date, and following the Closing Date, as and to the extent amended, amended and restated or otherwise modified in compliance with this Agreement (including Section 5.5).

“License Agreement Termination Date” means the earliest to occur of (i) the effective date of the termination of the entire License Agreement following delivery of written notice to Seller by UT pursuant to Section 12.3(a) of the License Agreement or (ii) the effective date of the termination of the License Agreement solely as to the Royalty Product following delivery of written notice to Seller by UT pursuant to Section 12.3(a) of the License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), option, right of first offer or first refusal, charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse; provided that Seller’s recoupment rights pursuant to Section 2.1(b), Section 5.6(b), Section 5.6(c), Section 5.6(d), Section 5.8(b) and Section 5.8(c) are expressly excluded from this definition and shall not be deemed to be a “Lien” for purposes of this Agreement.

“Loss” means any loss, assessment, charge, cost, expense (including expenses of investigation and reasonable attorneys’ fees), fine, Judgment, obligation, or penalty.

“Majority Holders” means, as of any time of determination, Non-Seller Royalty Parties holding, collectively, Applicable Percentages representing more than 50% of the aggregate Royalty Interests.

“MannKind Patents” has the meaning set forth in Section 1.66 of the License Agreement.

“MannKind Technology” has the meaning set forth in Section 1.67 of the License Agreement.

“Marketing Approval” has the meaning set forth in Section 1.69 of the License Agreement.

“Material Adverse Effect” means, when considered individually or in the aggregate, (a) a material adverse effect on the legality, validity or enforceability of any of the Transaction Documents or the License Agreement, (b) a material adverse effect on the ability of Seller to perform its obligations under any of the Transaction Documents or under the License Agreement, (c) a material adverse effect on the rights of Seller under the License Agreement that relate to, or involve or otherwise affect, the Purchased Assets, (d) an adverse effect on the timing, amount or duration of the Purchased Assets or (e) a material adverse effect on the rights or remedies of Purchaser under any of the Transaction Documents, including the right of Purchaser to receive the Purchased Assets.

“Material Agreements” means the License Agreement and the Supply Agreement.

“Material Patent” has the meaning set forth in Section 10.2(a)(iv) of the License Agreement.

“MidCap” means MidCap Financial Trust.

“MidCap Consent” means that certain consent dated December 27, 2023 by and between Seller and MidCap, as administrative agent for the lenders under Seller’s Credit and Security Agreement dated as of August 6, 2019, as amended, modified, supplemented and restated from time to time.

“Milestone Event” means either (i) Net Sales Threshold A, or (ii) Net Sales Threshold B.

“Milestone Payment” means either (i) $50,000,000 (“Net Sales Threshold A Milestone Payment”), or (ii) $45,000,000 (“Net Sales Threshold B Milestone Payment”).

“Net Sales” has the meaning set forth in Section 1.71 of the License Agreement.

“Net Sales Threshold A” means that on or prior to December 31, 2026, the Net Sales of the Royalty Product for any twelve (12) consecutive month period (including, for clarity, the twelve (12) consecutive month period ending on December 31, 2026), equals or exceeds One Billion Nine Hundred Million Dollars ($1,900,000,000).

“Net Sales Threshold B” means, if (and only if) Net Sales Threshold A is not achieved, that on or prior to September 30, 2027, the Net Sales of the Royalty Product for any twelve (12) consecutive month period (including, for clarity, the twelve (12) consecutive month period ending on September 30, 2027), equals or exceeds Two Billion Three Hundred Million Dollars ($2,300,000,000).

“Net Sales Threshold C” means, if (and only if) Net Sales Threshold A and Net Sales Threshold B are not achieved, Net Sales of the Royalty Product during any Calendar Year in excess of Three Billion Five Hundred Million Dollars ($3,500,000,000).

“New Arrangement” has the meaning set forth in Section 5.5(c).

“New Arrangement Escrow Account” has the meaning set forth in Section 5.5(c).

“Non-Permitted Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction, in each case by contract and exercised by UT in respect of a claim against Seller, including any amounts owed by Seller to UT, other than a Royalty Reduction or a deduction for taxes required to be withheld. For purposes of clarity, the Parties acknowledge and agree that any deduction taken by UT in calculating Net Sales in accordance with the definition of Net Sales set forth in the License Agreement will not be (i) a Non-Permitted Set-Off for any purposes of this Agreement (including, for clarity, pursuant to clause (f) of the definition of Net Sales set forth in the License Agreement) or (ii) a breach of Section 7.4(a) of the License Agreement for any purposes of this Agreement.

“Non-Seller Royalty Parties” means the Royalty Parties other than Seller and its Affiliates, except that, solely for purposes of Section 5.4(a) and the first sentence of Section 5.15, Purchaser shall be excluded from the definition of “Non-Seller Royalty Parties”.

“Non-Warranting Parties” has the meaning set forth in Section 10.5(a).

“Option” has the meaning set forth in Section 2.6(a) of the License Agreement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office.

“Payment Date” has the meaning set forth in Section 5.4(e).

“Payor” has the meaning set forth in Section 5.11(i).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Pharmacovigilance Agreement” means the Pharmacovigilance Agreement dated as of February 13, 2019, by and between Seller and UT, as may be amended, amended and restated or otherwise modified from time to time.

“Product” has the meaning set forth in Section 1.80 of the License Agreement.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Assets” means that (a) portion of the aggregate Royalty Interests determined as the product of the aggregate Royalty Interests multiplied by the Purchaser Applicable Percentage and (b) to the extent Seller commercializes the Royalty Product or enters into a New Arrangement in accordance with Section 5.5(c), the Seller Commercialization Royalty.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means the account set forth on Exhibit D or such other account as may be designated by Purchaser in writing from time to time.

“Purchaser Applicable Percentage” means, as of the Closing Date, ten percent (10%) and as of any other date, the Applicable Percentage held by Purchaser as of the date of determination, subject to adjustment as provided in Section 2.5; provided that if a Milestone Event does not occur, then, solely for purposes of calculating the amount of Purchased Assets, the amount of any Seller Commercialization Royalty and Section 5.6(e), zero percent (0%) only for the remainder of any Calendar Year after September 30, 2027 (and, for purposes of clarity, including the 2027 Calendar Year) following the date on which Net Sales Threshold C occurs.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Quality Agreement” means the Quality Agreement dated as of June 29, 2022, by and between Seller and UT, as may be amended, amended and restated or otherwise modified from time to time.

“Receiving Party” has the meaning set forth in Section 8.1.

“Recipient Confidentiality Breach” has the meaning set forth in Section 8.1.

“Recoupment Instruction” has the meaning set forth in Section 2.1(b).

“Representatives” means, collectively, with respect to any Person, the directors, general partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, and financial advisors) of such Person; provided that, with respect to Purchaser or its Affiliates, Representatives also include their respective limited partners.

“Requested Audit” has the meaning set forth in Section 5.8(a).

“Requester” has the meaning set forth in Section 5.8(a).

“Royalty Control Shift” means, as of any time of determination, (A) any time when the sum of (i) the Purchaser Applicable Percentage and (ii) the aggregate Applicable Percentages then held by Non-Seller Royalty Parties other than Purchaser exceeds 50%, or (B) any time when UT (x) acquires all of the Royalty Interests then held by Seller or (y) acquires all or substantially all of Seller’s business or assets, whether by merger, sale of assets or otherwise as provided in Section 10.3(b)(ii).

“Royalty Control Shift Representative” has the meaning set forth in Section 5.14(a).

“Royalty Interests” means (a) all amounts owed to Seller with respect to Net Sales of the Royalty Product (or deemed Net Sales of the Royalty Product under Section 9.3(b)(iv) of the License Agreement) occurring during the Royalty Interests Term under Section 6.3 of the License Agreement (for clarity, after giving effect to all Royalty Reductions and deductions for withholding taxes pursuant to Section 7.4(b) of the License Agreement applicable thereto, but excluding any Non-Permitted Set-Off), (b) all proceeds (as defined under UCC) of the amounts described in (a), (c) any interest on any amounts described in clause (a) owed to Seller under Section 7.7 of the License Agreement and (d) any payment made in lieu of any amounts referred to in the immediately preceding clauses, whether under the License Agreement or otherwise (and whether at Law or in equity).

“Royalty Interests Commencement Date” means October 1, 2023.

“Royalty Interests Term” means the period commencing on and including the Royalty Interests Commencement Date and ending on and including the Royalty Interests Termination Date.

“Royalty Interests Termination Date” means December 31, 2042.

“Royalty Parties” means Purchaser, Seller, any Person(s) to whom Seller may sell, transfer, assign, contribute or convey any right, title or interest in or to all or a portion of the Royalty Interests that are not the Purchased Assets, and their respective permitted assignees pursuant to Section 10.3 (but, for purposes of clarity, not including UT or any of its Affiliates in any circumstances).

“Royalty Product” means Tyvaso DPI® (treprostinil) Inhalation Powder, or any other Product that contains a Formulation in which treprostinil is an active pharmaceutical ingredient.

“Royalty Reduction” means any adjustments, modifications, credits, offsets, reductions or deductions to payments made under Section 6.3 of the License Agreement pursuant to Section 6.3(b), Section 6.3(c) or Section 6.3(d) of the License Agreement (and subject to the limitation imposed by Section 6.3(e) of the License Agreement).

“Royalty Report” has the meaning set forth in Section 1.88 of the License Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements, and other documents (including exhibits (including without limitation this Agreement) and all other information incorporated therein) required to be filed by Seller or, if applicable, Purchaser with the SEC.

“Seller” has the meaning set forth in the preamble.

“Seller 5.6(d) Notice” has the meaning set forth in Section 5.6(d).

“Seller Account” means the account set forth on Exhibit E hereto or such other account as may be designated by Seller in writing from time to time.

“Seller Commercialization Royalty” means, for each Calendar Year or portion thereof during the Royalty Interests Term following the License Agreement Termination Date in which Seller, pursuant to Section 5.5(c):

(i) commercializes the Royalty Product at any time while UT’s obligation to make royalty payments pursuant to Section 6.3 of the License Agreement would still have been in effect had the event giving rise to the License Agreement Termination Date not occurred; or

(ii) enters into a New Arrangement that provides for royalties (on a country-by-country and product-by-product basis) payable to Seller with respect to the Royalty Product at any time while UT’s obligation to make royalty payments pursuant to Section 6.3 of the License Agreement would still have been in effect had the event giving rise to the License Agreement Termination Date not occurred, an amount equal to the Purchaser Applicable Percentage of all amounts that would have been due to Seller under the License Agreement as Royalty Interests as if the event giving rise to the License Agreement Termination Date did not occur.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent obligations or contingent liabilities, as applicable, at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or obligation, as applicable.

“Specified Rights” means (i) Seller’s right to receive Royalty Reports pursuant to Section 7.1 of the License Agreement (including at the time specified therein), (ii) Purchaser’s right to receive copies of Royalty Reports pursuant to Section 5.3, (iii) Seller’s audit and inspection rights pursuant to Section 7.6 of the License Agreement and (iv) Purchaser’s rights pursuant to Section 5.8.

“Supply Agreement” means the Commercial Supply Agreement dated as of August 12, 2021, by and between Seller and UT, as amended, and as may be further amended, amended and restated or otherwise modified from time to time.

“Territory” has the meaning set forth in Section 1.93 of the License Agreement.

“Third Party” has the meaning set forth in Section 1.94 of the License Agreement.

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Tier 1 Fundamental Representations” means the representations and warranties contained in Section 3.1 (Existence; Organization), Section 3.2 (No Conflicts), Section 3.3 (Authorization; Enforceability), Section 3.4 (Ownership), Section 3.8 (Compliance with Laws), Section 3.9 (Intellectual Property Matters), Section 3.10 (License Agreement), Section 3.11 (UCC Matters), and Section 3.13(c).

“Tier 2 Fundamental Representations” means the representations and warranties contained in Section 3.5 (Governmental and Third Party Authorizations), Section 3.6 (No Litigation), Section 3.7 (No Brokers’ Fees), Section 3.12 (Non-Permitted Set-Off) and Section 3.16 (Disclosure).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the UT Consent and the Instruction Letter.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(c) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unanimous Holder Consent” means, as of any time of determination, the unanimous consent of all Non-Seller Royalty Parties, including Purchaser.

“Upfront Payment” has the meaning set forth in Section 2.1(b).

“U.S.” or “United States” means the United States of America, each territory thereof and the District of Columbia.

“UT” means United Therapeutics Corporation, a Delaware corporation, and its successors and permitted assigns.

“UT Confidential Information” means, collectively, (a) the terms of the License Agreement and the Ancillary Agreements, (b) any and all Confidential Information (as defined in the License Agreement) disclosed by or on behalf of UT under the License Agreement (including the Royalty Reports and any audit reports disclosed to Seller pursuant to Section 7.6 of the License Agreement) or under any Ancillary Agreement, and (c) any and all other information that is otherwise disclosed by or on behalf of UT to Purchaser or Seller on a confidential basis.

“UT Consent” means the letter agreement dated December 27, 2023, by and between Seller and UT, a copy of which is attached as Exhibit J.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(b) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(c) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(d) references to the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(e) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(f) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto;

(g) references to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; provided that, for purposes of Article III and Article IV, reference to a Law shall mean such Law as in effect as of the date hereof;

(h) references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(i) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j) the words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;

(k) except as otherwise set forth in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(l) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1 Purchase and Sale; Purchase Price.

(a) Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of Purchaser by this Agreement and the Escrow Agreement. Without limiting the foregoing, it is understood and agreed that Purchaser shall not, by purchase of the Purchased Assets, acquire any assets or rights of Seller under, or relating to, the License Agreement other than those specified in this Agreement.

(b)

(i) The purchase price to be paid as the full consideration for the sale, assignment, transfer and conveyance of the Purchased Assets by Seller to Purchaser is comprised of (i) One Hundred Fifty Million Dollars ($150,000,000) (the “Upfront Payment”), provided that Four Hundred Thousand Dollars ($400,000) (the “Fee Reimbursement”) of the Upfront Payment shall be deducted as reimbursement of Purchaser’s fees and expenses in connection with the transactions contemplated by the Transaction Documents and (ii) the Milestone Payment, to the extent the same becomes due and payable hereunder (collectively, the “Purchase Price”). Purchaser shall pay the amount equal to the Upfront Payment minus the Fee Reimbursement to Seller at the Closing in immediately available funds by wire transfer to the Seller Account. Upon the occurrence of a Milestone Event, Seller shall send written notice to Purchaser notifying Purchaser of the occurrence of that Milestone Event, and then Purchaser shall within fifteen (15) Business Days following its receipt of Seller’s written notice (the “Evaluation Period”) send written notice to Seller either confirming or disputing the occurrence of that Milestone Event; provided that Seller and Purchaser acknowledge and agree that quarterly calculations of Net Sales (as reported in the Royalty Reports) may be used by Seller to demonstrate the occurrence of a Milestone Event (and Purchaser will not be precluded from disputing the occurrence of such Milestone Event because of Seller’s use of quarterly Net Sales calculations as reported in Royalty Reports). If Purchaser confirms the occurrence of the Milestone Event or fails to confirm or dispute the occurrence of the Milestone Event prior to the expiration of the Evaluation Period, Purchaser shall pay the applicable Milestone Payment to Seller in immediately available funds by wire transfer to the Seller Account within the earlier of three (3) Business Days following (x) Purchaser’s written notice to Seller confirming the occurrence of the Milestone Event or (y) the expiration of the Evaluation Period. In accordance with the provisions of this Section 2.1(b), upon the occurrence of Net Sales Threshold A, the Net Sales Threshold A Milestone Payment shall be owed, or upon the occurrence of Net Sales Threshold B, the Net Sales Threshold B Milestone Payment shall be owed. For clarity, only the Net Sales Threshold A Milestone Payment or the Net Sales Threshold B Milestone Payment shall be owed, and in no event shall both payments be owed. If Purchaser delivers to Seller written notice disputing the occurrence of the applicable Milestone Event prior to the expiration of the Evaluation Period, the Parties shall in good faith seek to resolve any dispute relating to that Milestone Event pursuant to Section 2.1(b)(ii). In the event that Purchaser fails to pay Seller the applicable Milestone Payment when due as provided herein, Seller shall be entitled to recoup an amount equal to the portion of the applicable Milestone Payment not paid to Seller by Purchaser, together with any late fee in respect thereof in accordance with Section 5.4(e), from the Purchased Assets by giving one or more unilateral written instructions to the Escrow Agent to deduct from amounts deposited into the Escrow Account that would otherwise be distributable to Purchaser in respect of the Purchased Assets (each, a “Recoupment Instruction”) an amount equal to the sum of the unpaid amount of the applicable Milestone Payment and any late fee in respect thereof calculated in accordance with Section 5.4(e) and to cause the Escrow Agent to distribute such amounts to Seller, until the full amount of the applicable Milestone Payment and such late fees have been distributed to Seller; provided, however, that Seller shall not give any Recoupment Instruction to the Escrow Agent until any dispute relating to the applicable Milestone Event and noticed by Purchaser to Seller during the applicable Evaluation Period has been resolved pursuant to Section 2.1(b)(ii). Unless there is a dispute relating to that Milestone Event that was noticed by Purchaser to Seller during the applicable Evaluation Period and that has not been resolved pursuant to Section 2.1(b)(ii), Purchaser shall not object to a Recoupment Instruction given by Seller to the Escrow Agent pursuant to this Section 2.1(b).

(ii) In the event of any dispute relating to a Milestone Event, the Parties shall submit such dispute to the Parties’ Executive Officers, and then the Executive Officers shall use good faith efforts to promptly resolve such dispute, which good faith efforts shall include at least one (1) in-person, video or telephonic meeting between such Executive Officers within ten (10) Business Days after the submission of such matter to them. If the Executive Officers are unable to resolve such dispute within thirty (30) Business Days after its submission to them, then either Party may pursue resolution of such dispute in accordance with the provisions of Section 10.8. “Executive Officer” means, with respect to either Party, a senior executive designated by such Party for purposes of resolving a dispute pursuant to this Section 2.1(b)(ii), and who shall be expressly authorized by such Party to resolve such dispute.

(c) It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in, to, and under the Purchased Assets free and clear of all Liens, other than those created in favor of Purchaser by this Agreement and the Escrow Agreement. Neither Seller nor Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Purchaser to Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of Seller and Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in, to, and under the Purchased Assets under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Purchaser in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, Seller does hereby grant to Purchaser, as security for the payment of amounts to Purchaser equal to the Purchased Assets as it becomes due and payable and as may be necessary to perfect the sale of the Purchased Assets to Purchaser, a security interest in, to, and under all right, title and interest of Seller, in, to and under the Purchased Assets and any “proceeds” (as such term is defined in the UCC) thereof, and Seller does hereby authorize Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest; provided that such financing statements shall not describe as collateral anything other than the Purchased Assets and any “proceeds” thereof (as defined in the UCC), whether now existing or hereafter created by Seller, and shall not contain an “all asset” (or words of similar effect) collateral description.

Section 2.2 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of Seller under the License Agreement). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.3 Excluded Assets. Other than the Purchased Assets, Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller (the “Excluded Assets”).

Section 2.4 Other Sale Transactions. Purchaser acknowledges and agrees that, subject to Purchaser’s rights set forth in that certain letter agreement, dated as of the date hereof, by and between Seller and Purchaser, Seller shall have the right, at any time, to sell, assign, contribute or otherwise transfer all or any portions of the Royalty Interests that are not the Purchased Assets (and/or grant, incur or suffer to exist Liens on such Royalty Interests) to one or more third parties, including UT on such terms as Seller may determine in its sole discretion. In the event of any sale, assignment, contribution or other transfer of Royalty Interests by Seller to a Non-Seller Royalty Party under this Section 2.4, then Seller will, promptly (and in any event within five (5) Business Days) following the closing of such sale, assignment, contribution or other transfer, provide Purchaser with written notice informing Purchaser of such transaction, and shall disclose to Purchaser the identity of such Non-Seller Royalty Party and the Applicable Percentage of the Royalty Interests sold, assigned, contributed or transferred.

Section 2.5 Adjustment of Purchaser Applicable Percentage. In the event of any sale, assignment, contribution or other transfer by Seller to UT of all or any portion of the Royalty Interests that are not the Purchased Assets pursuant to Section 2.4 that has the effect of reducing the aggregate Royalty Interests, the Purchaser Applicable Percentage shall be adjusted as necessary so that the amount payable to Purchaser in respect of the Purchased Assets will be the amount that would have been payable to Purchaser as if such Royalty Interests had not been sold, assigned, contributed or transferred by Seller to UT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on, or disclosed in, the Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 3.1 Existence; Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.2 No Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not (a) violate any provision of the certificate of incorporation or bylaws of Seller, (b) violate any provision of any Judgment applicable to Seller, to which it is a party, or by which it or any of its properties or assets are bound, (c) violate any provision of any Law applicable to Seller; nor (d) violate, breach, conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default), or require consent under any provision of, or give to any Person any rights of termination, cancellation or acceleration of (i) the License Agreement or (ii) any other material contract (other than the License Agreement) to which Seller is a party or by which Seller is bound, including the Supply Agreement, except in the case of this clause (ii) for such violations, breaches, conflicts or defaults that, individually or in the aggregate and with or without the passage of time, would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Authorization; Enforceability. Seller has all necessary corporate power and authority to (a) conduct its affairs as currently conducted, including to exercise its rights and perform its obligations under the License Agreement and (b) execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4 Ownership. Seller has good and valid title to the Purchased Assets, free and clear of all Liens (other than those created in favor of Purchaser and expressly contemplated by this Agreement and the Escrow Agreement), and is the exclusive owner of the entire right, title (legal and equitable), and interest in the Purchased Assets. Immediately following the Closing, Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Assets, free and clear of all Liens (other than those created in favor of Purchaser and expressly contemplated by this Agreement and the Escrow Agreement).

Section 3.5 Governmental and Third Party Authorizations. The execution, delivery, and performance by Seller of the Transaction Documents and the consummation of any of the transactions contemplated thereby do not require Seller to obtain any consent, approval, license, order, authorization or declaration from, or Seller to give any notice to, or take any action or make any registration or filing with any Governmental Authority or any other Person, except for (a) the Instruction Letter, (b) a Current Report on Form 8-K by Seller with the U.S. Securities and Exchange Commission, (c) the UT Consent, and (d) the MidCap Consent.

Section 3.6 No Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, by or against Seller (a) that, individually or in the aggregate, (i) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Seller is a party or (ii) would reasonably be expected to result in a Material Adverse Effect, (b) in respect of the Purchased Assets.

Section 3.7 No Brokers’ Fees. Seller has not taken any action that would entitle any Person or entity other than Morgan Stanley & Co. LLC, whose fee will be paid by Seller, to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.8 Compliance with Laws. Seller (a) has not violated, nor is it in violation of, has not been given notice of any violation of, and, to the Knowledge of Seller, is not under investigation with respect to nor has it been threatened to be charged with, any violation of, any applicable Law or any Judgment, permit, or license granted, issued or entered by any Governmental Authority, other than any such violations that would not reasonably be expected to have a Material Adverse Effect, and (b) is not subject to any Judgment of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Intellectual Property Matters.

(a) MannKind is the sole and exclusive owner of the entire right, title and interest in the MannKind Patents, free of any Liens other than Liens held by MidCap and the rights granted to UT under the License Agreement.

(b) Each Person who has or has had any rights in or to any MannKind Patents has assigned and has executed an agreement assigning its entire right, title, and interest in and to such MannKind Patents to Seller or its Affiliates.

(c) Neither Seller nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to any Material Patent (including by granting any covenant not to sue with respect thereto) that would otherwise be included in the MannKind Patents but for such assignment, transfer, license, conveyance, or encumbrance.

(d) As of the date hereof, (i) all issued MannKind Patents are in full force and effect and subsisting; (ii) none of the MannKind Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding; and (iii) neither Seller nor any of its Affiliates has received any written notice from any Person of any such proceeding, or, to the Knowledge of Seller, is any such proceeding threatened.

(e) To the Knowledge of Seller, as of the date hereof, except as permitted under the licenses granted to UT under the License Agreement, there are no activities by third parties relating to the MannKind Patents (whether actual or threatened) that would constitute infringement of the MannKind Patents or would reasonably be expected to have a Material Adverse Effect.

(f) Neither Seller nor any of its Affiliates has received any written notice from any Person of any claim or potential claim, whether or not asserted, that: (i) any of the MannKind Patents are invalid or unenforceable, (ii) the disclosing, copying, assigning, or licensing of the MannKind Patents does or would be reasonably expected to violate, infringe or misappropriate the valid intellectual property rights of a third party, or (iii) the use or practice of the MannKind Patents would be reasonably expected to, based on the development or commercialization of the Royalty Product in the Field as currently conducted by UT, violate, infringe or misappropriate the valid intellectual property rights of a third party.

Section 3.10 License Agreement.

(a) Attached hereto as Exhibit G are true, correct, and complete copies of the License Agreement and all Royalty Reports received by Seller from UT as of the date hereof.

(b) Other than the Transaction Documents and except as set forth in Section 3.10(b) of the Disclosure Schedules, there is no contract, agreement or other arrangement (whether written or oral) between Seller, on the one hand, and a Third Party, on the other hand, that creates a Lien on the Purchased Assets, the Royalty Interests, the License Agreement, the Supply Agreement or the MannKind Patents.

(c) The License Agreement is in full force and effect and is the legal, valid, and binding obligation of Seller and UT, and is enforceable against Seller and UT, in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from or on behalf of UT challenging or threatening to challenge the validity or enforceability of the License Agreement or any obligation of UT thereunder, including any obligation to pay the Royalty Interests or any other payment thereunder, or to terminate the License Agreement or alleging that Seller is in default of any of its obligations under the License Agreement.

(d) Seller has not breached, and is not in violation or default under, any of its obligations in the License Agreement. To the Knowledge of Seller, UT has not breached, and is not in violation or default under, any of its obligations in the License Agreement.

(e) Other than the UT Consent, Seller has not granted or been granted any written waiver under the License Agreement or released UT, in whole or in part, from any of its obligations under the License Agreement. Other than the UT Consent, there are no modifications (or pending requests therefor) in respect of the License Agreement. Other than the UT Consent, Seller has not received from UT any proposal, and has not made any proposal to UT, to amend or waive any provision of the License Agreement.

(f) To the Knowledge of Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give rise to a breach of any of the obligations of Seller or UT under the License Agreement, or, to the Knowledge of Seller, that would otherwise give Seller or such party the right to terminate the License Agreement or give UT the right to cease paying the Royalty Interests thereunder. Seller has not given UT any notice of termination of the License Agreement, in whole or in part.

(g) Neither Seller nor, to the Knowledge of Seller, UT, has sublicensed, assigned, sold, or transferred the License Agreement or any of its rights, interests, or obligations thereunder (including with respect to the Royalty Interests) to any Person, and Seller has not consented to any such sublicense, assignment, sale or transfer by UT. Except as contemplated by the Transaction Documents, Seller has not encumbered, assigned, sold or transferred, in whole or in part, any of Seller’s right, title, or interest in or to the Royalty Interests under the License Agreement.

(h) UT has not exercised the Option under Section 2.6 of the License Agreement. Seller has not exercised its rights to conduct an audit under Section 7.6 of the License Agreement.

(i) Neither Seller nor any of its Affiliates has developed, manufactured, commercialized, or authorized any third party to develop, manufacture or commercialize a Competing Product in violation of Section 2.5(a) of the License Agreement. To the Knowledge of Seller, neither UT nor any of its Affiliates has developed, manufactured, commercialized or authorized any Third Party to develop, manufacture or commercialize any product (other than Product) containing or comprising any dry powder formulation of API that is or is intended to be primarily administered in or through the lungs.

(j) Seller has received all amounts indicated on Royalty Reports received to date as being owed to Seller under Section 6.3 of the License Agreement, to the extent such amounts have come due. To the Knowledge of Seller, the amounts indicated on such Royalty Reports as payable to Seller under Section 6.3 of the License Agreement are accurate for the periods covered by such Royalty Reports.

(k) Seller has not sent or received any written notice of any dispute to or from UT for resolution pursuant to Article 14 of the License Agreement.

(l) There are no agreements between Seller or, to the Knowledge of Seller, UT, and any Third Party (including UT) that would give rise to a right of UT to reduce any payment under Section 6.3 of the License Agreement pursuant to Section 6.3(b) of the License Agreement, and to the Knowledge of Seller, there are no ongoing discussions related to any such agreements.

(m) The Royalty Product is a Product.

(n) Neither Seller nor UT has made any claim of indemnification under the License Agreement or the Supply Agreement.

(o) The agreement listed in Section 3.10(o) of the Disclosure Schedules does not contain terms or provisions related to the timing, amount or duration of the Purchased Assets or any of the Specified Rights. Seller’s and UT’s continued performance of their respective obligations under each of the Ancillary Agreements, and the agreement listed in Section 3.10(o) of the Disclosure Schedules would not reasonably be expected to have an adverse effect on (A) the timing, amount or duration of the Purchased Assets or (B) the Specified Rights or otherwise reasonably be expected to result in a Material Adverse Effect.

Section 3.11 UCC Matters. Seller’s exact legal name is, and since 2001 has been, “MannKind Corporation”. Seller’s principal place of business is, and since 2021 has been, located in the State of Connecticut. Seller’s jurisdiction of organization is, and since 1991 has been, the State of Delaware.

Section 3.12 Non-Permitted Set-Off. UT has not exercised, and, to the Knowledge of Seller, has not had and does not have the right to exercise, and, to the Knowledge of Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit UT to exercise, any Non-Permitted Set-Off against the Purchased Assets.

Section 3.13 Regulatory, Commercialization and Manufacture.

(a) Except as provided in Section 4.1(b) of the License Agreement, UT has been solely responsible for the development of the Royalty Product, including the conduct of clinical trials. Seller has complied with its obligations under Section 4.1(b) of the License Agreement, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, UT has complied with its obligations to develop the Royalty Product and seek and obtain Marketing Approval for the Royalty Product as set forth in Section 4.2(b) of the License Agreement, except in each case as, individually or in the aggregate, would not, reasonably be expected to have a Material Adverse Effect.

(b) UT has been, and continues to be, and Seller is not, responsible for the marketing, promotion and commercialization of the Royalty Product under the License Agreement. To the Knowledge of Seller, UT has complied with its obligations related to the marketing, promotion and commercialization of the Royalty Product set forth in Section 5.1 of the License Agreement, except in each case as, individually or in the aggregate, would not, reasonably be expected to have a Material Adverse Effect.

(c) Attached hereto as Exhibit H is a true, correct, and complete copy of the Supply Agreement. The Supply Agreement is in full force and effect and is the legal, valid, and binding obligation of Seller and UT, enforceable against Seller and UT in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from or on behalf of UT challenging or threatening to challenge the validity or enforceability of the Supply Agreement or any obligation of UT thereunder. Seller has not breached, and is not in violation or default under, any of its material obligations in the Supply Agreement. To the Knowledge of Seller, UT has not breached, and is not in violation or default under, any of its material obligations in the Supply Agreement.

Section 3.14 Solvency. Seller is Solvent.

Section 3.15 Tax Matters. No deduction or withholding for or on account of any tax has been made or was required under the License Agreement.

Section 3.16 Disclosure. To the Knowledge of Seller, except as set forth in the Disclosure Schedules, as set forth in Seller’s electronic data room maintained at Debtdomain.com and made available to Purchaser at least two Business Days prior to the date of this Agreement, or as disclosed by Seller in writing to Purchaser at least two Business Days prior to the date of this Agreement, Seller has no Knowledge of any fact (other than general economic or industry conditions) that would reasonably be expected to materially and adversely affect the Purchased Assets or the Royalty Product.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1 Organization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.2 No Conflicts. The execution, delivery, and performance by Purchaser of any of the Transaction Documents and the consummation of the transactions contemplated thereby do not constitute a breach or default under, or require prepayment under any provision of (a) any applicable Law or any Judgment applicable to Purchaser that would reasonably be expected to have a material adverse effect on the legality, validity or enforceability of any of the Transaction Documents, or the ability of Purchaser to perform any of its obligations under any of the Transaction Documents, (b) any contract to which Purchaser is a party or by which Purchaser is bound, or (c) the organizational documents of Purchaser.

Section 4.3 Authorization. Purchaser has all powers and authority to conduct its affairs as currently conducted, and to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which Purchaser is party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is party has been duly executed and delivered by Purchaser. Each of the Transaction Documents to which Purchaser is party constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4 Governmental and Third Party Authorizations. The execution, delivery, and performance by Purchaser of the Transaction Documents and the consummation of any of the transactions contemplated hereunder and thereunder do not require Purchaser to obtain any consent, approval, license, order, authorization, or declaration from, or Purchaser to give any notice to, or take any action or make any registration or filing with any Governmental Authority or any other Person, except the UCC financing statements contemplated by Section 2.1(c).

Section 4.5 No Litigation. There is no (a) Action (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative, or informal) by or before a Governmental Authority pending or, to the Knowledge of Purchaser, threatened against Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is party.

Section 4.6 Funds Available. Purchaser has sufficient funds on hand to satisfy its obligation to pay the Upfront Payment at the Closing and will have sufficient funds on hand to satisfy its obligation to pay the Milestone Payment if and when it becomes due and payable hereunder. Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing. As of the date hereof, Purchaser has no Knowledge of any circumstance or set of circumstances that could render it unable to pay the Purchase Price, and will use its best efforts to satisfy any conditions to borrowing or other requirements to enable it to have access to funds to pay the Milestone Payment under any credit agreements or other credit arrangements to which it is party, if applicable.

Section 4.7 No Implied Representations and Warranties. PURCHASER ACKNOWLEDGES AND AGREES THAT, (A) OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY CONTAINED IN ARTICLE III, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF SELLER EITHER EXPRESSED OR IMPLIED, (B) PURCHASER DOES NOT RELY ON, AND

SHALL HAVE NO REMEDIES IN RESPECT OF, ANY REPRESENTATION OR WARRANTY NOT SPECIFICALLY SET FORTH IN ARTICLE III, AND (C) ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITH RESPECT TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE ROYALTY PRODUCT, ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE ROYALTY PRODUCT WILL BE COMMERCIALIZED IN ANY COUNTRY OR ACHIEVE ANY PARTICULAR SALES LEVEL, WHETHER IN ANY INDIVIDUAL COUNTRY OR CUMULATIVELY THROUGHOUT THE TERRITORY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NO RIGHTS OR RESPONSIBILITIES OF ANY KIND WITH RESPECT TO, AND BY VIRTUE OF THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS HAS NOT BECOME ENTITLED TO ANY RIGHTS OR ASSUMED ANY RESPONSIBILITIES OF ANY KIND WITH RESPECT TO, THE REGULATORY SUBMISSIONS FOR AND USE, SALE, DISTRIBUTION, MARKETING OR OTHER COMMERCIALIZATION ACTIVITIES WITH RESPECT TO THE ROYALTY PRODUCT, ALL OF THE RIGHTS AND RESPONSIBILITY FOR WHICH IS WITH UT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO SELLER’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING ARTICLE V (COVENANTS)), SELLER SHALL HAVE NO LIABILITY TO PURCHASER WITH RESPECT TO ANY ACT OR OMISSION OF UT RELATING TO SUCH REGULATORY SUBMISSIONS AND USE, SALE, DISTRIBUTION, MARKETING OR OTHER COMMERCIALIZATION ACTIVITIES.

Section 4.8 Access to Information. Purchaser acknowledges that it has reviewed the License Agreement, the Transaction Documents and such other documents and information relating to the Royalty Product and the Purchased Assets and the transactions contemplated by the Transaction Documents as have been provided to it by Seller and has had the opportunity to ask such questions of, and to receive answers from, representatives of Seller concerning the License Agreement, the Transaction Documents, the Royalty Product, the Purchased Assets and the transactions contemplated by the Transaction Documents, in each case as it deemed necessary to make an informed decision to purchase the Purchased Assets in accordance with the terms of this Agreement. Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing the Purchased Assets in accordance with the terms of this Agreement.

Section 4.9 Tax Matters. Purchaser acknowledges and agrees that Purchaser is exempt from United States federal withholding tax on payments in respect of the Purchased Assets.

ARTICLE V

COVENANTS

Section 5.1 Public Announcement. Except (a) for a press release previously approved in form and substance by the Parties and attached hereto as Exhibit I, or any other public announcement using substantially the same text as such press release, and (b) in accordance with Section 5.9 or Article VIII, as applicable, no Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party, issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 5.2 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, assignment, transfer, conveyance, and granting of the Purchased Assets to Purchaser pursuant to this Agreement, and (ii) create, evidence and perfect Purchaser’s back-up security interest granted pursuant to Section 2.1(c).

Section 5.3 Royalty Reports. Promptly (and in any event no later than five (5) Business Days) following the receipt by Seller from UT under the License Agreement of a Royalty Report, Seller shall issue an invoice to UT in respect of such Royalty Report pursuant to Section 7.1 of the License Agreement, and furnish a copy of such Royalty Report to Purchaser, together with a copy of Seller’s invoice issued to UT in respect of such Royalty Report.

Section 5.4 Misdirected Payments.

(a) Notwithstanding the terms of the Instruction Letter and the Escrow Agreement, commencing on the Closing Date and at all times thereafter, if any portion of the Purchased Assets is paid to Seller or any Non-Seller Royalty Party, then (i) Seller shall, or shall use commercially reasonable efforts to cause such Non-Seller Royalty Party, as applicable, to hold such amount in trust for the benefit of Purchaser in a segregated account, (ii) neither Seller nor such Non-Seller Royalty Party shall have any right, title, or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon, and (iii) Seller shall, or shall use commercially reasonable efforts to cause such Non-Seller Royalty Party, as applicable, to promptly (and in any event no later than five (5) Business Days) following the receipt by Seller or such Non-Seller Royalty Party, as applicable, of such amount, remit such amount to the Purchaser Account. Seller shall, or shall use commercially reasonable effects to cause such Non-Seller Royalty Party to, notify Purchaser of such wire transfer and provide reasonable details regarding the Purchased Assets payment so received by Seller or such Non-Seller Royalty Party.

(b) Notwithstanding the terms of the Instruction Letter and the Escrow Agreement, commencing on the Closing Date and at all times thereafter, if any amount due under the License Agreement that does not constitute the Purchased Assets is paid to Purchaser, then (i) Purchaser shall hold such amount in trust for the benefit of Seller or any applicable Non-Seller Royalty Party in a segregated account, (ii) Purchaser shall have no right, title, or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon, and (iii) Purchaser shall promptly remit such amount to the Seller Account or account of such Non-Seller Royalty Party pursuant to wire instructions provided to Purchaser by such Non-Seller Royalty Party, as applicable. Purchaser shall notify Seller or any applicable Non-Seller Royalty Party, as applicable, of such wire transfer and provide reasonable details regarding the erroneous payment so received by Purchaser.

(c) If UT exercises any Non-Permitted Set-Off against any payment of the Purchased Assets, then Seller shall promptly (and in any event no later than thirty (30) calendar days following the payment of the Purchased Assets affected by such Non-Permitted Set-Off), make a true-up payment to Purchaser such that Purchaser receives the full amount of such Purchased Assets payment that would have been paid to Purchaser had such Non-Permitted Set-Off not occurred. Notwithstanding anything to the contrary herein, to the extent Seller shall have made a true-up payment to Purchaser pursuant to this Section 5.4(c) in respect of any Non-Permitted Set-Off, any subsequent payment received from UT in respect, and to the extent, of such Non-Permitted Set-Off shall not be included in the Purchased Assets, such that the subsequent payment is included in the Excluded Assets. For all purposes hereunder, any true-up payment made pursuant to this Section 5.4(c) will be treated as paid with respect to the Purchased Assets for U.S. federal income tax purposes to the fullest extent permitted by applicable Law. For the avoidance of doubt, withholding taxes (including any withholding taxes deducted by UT from payments under Section 6.3 of the License Agreement pursuant to Section 7.4(b) of the License Agreement) shall not be treated as a Non-Permitted Set-Off and shall be governed by the provisions of Section 5.11 of this Agreement.

(d) All remittances pursuant to this Section 5.4 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to such account as the relevant payee has designated under this Agreement or, for Non-Seller Royalty Parties other than Purchaser, as they may otherwise designate in writing (such designation to be made at least three (3) Business Days prior to any such payment).

(e) A late fee at a rate per annum equal to the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern Edition, or similar reputable data source) as of the Payment Date (as defined below), shall accrue daily, calculated on the basis of a 365-day year, on all unpaid amounts with respect to (i) any sum payable under Section 5.4(a), Section 5.4(b), beginning ten (10) Business Days after a Party has actual knowledge of its receipt of such payment in error, or (ii) any sum payable to Seller under Section 2.1(b), Section 5.6(b), Section 5.6(c), Section 5.6(d), Section 5.8(b) or Section 5.8(c), beginning two (2) Business Days following the date such payment was due hereunder (each date in clause (i) and (ii), a “Payment Date”). Notwithstanding the foregoing, Seller shall not be responsible for any late fee under this Section 5.4(e) arising from the failure of a Non-Seller Royalty Party to timely pay any sum payable under Section 5.4(a).

Section 5.5 Maintenance of Material Agreements.

(a) Seller shall not (i) forgive, release, or compromise any portion of the Purchased Assets or (ii) amend, modify, supplement, restate, waive, cancel, or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any Material Agreement that would reasonably be expected to have an adverse effect on (A) the timing, amount or duration of the Purchased Assets or (B) the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect without, in the cases of clauses (i) and (ii), the prior written consent of Purchaser. Seller shall perform and comply with all of its obligations under each Material Agreement, and shall not take any action or forego any action under either Material Agreement, in each case that would reasonably be expected to (x) constitute a breach or default by Seller under any provision of such Material Agreement and (y) have an adverse effect on (Y) the timing, amount or duration of the Purchased Assets or (Z) the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect. Promptly (but in any event within five (5) Business Days) after Seller obtains Article V Knowledge of an action or a failure to act of Seller or UT that would reasonably be expected to constitute a breach or default by Seller or UT under any provision of a Material Agreement and that would reasonably be expected to have an adverse effect on the timing, amount or duration of the Purchased Assets or the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect, Seller shall give written notice thereof to Purchaser.

(b) Within five (5) Business Days after Seller receives written notice of UT’s intent to terminate either Material Agreement (in whole or in part) or any allegation by UT of a breach or default by Seller under such Material Agreement, Seller shall, subject to Section 8.6, give written notice thereof to Purchaser. Such notice shall, subject to Section 8.6, (x) describe in reasonable detail such intent to terminate such Material Agreement, breach or default, (y) subject to Section 8.6, include a copy of any written notice received from UT with respect thereto, and (z) describe in reasonable detail the corrective action or actions that Seller proposes to take with respect to UT’s intent to terminate such Material Agreement in circumstances where Seller’s breach or default has contributed to such intention to terminate or otherwise with respect to the applicable breach or default. Seller shall use commercially reasonable efforts to promptly cure any such breach or default by Seller, and shall give written notice to Purchaser upon curing such breach or default. In connection with any dispute regarding an alleged breach by Seller that would reasonably be expected to have an adverse effect on the timing, amount or duration of the Purchased Assets or the Specified Rights or that would otherwise reasonably be expected to have a Material Adverse Effect, Seller shall select and employ counsel reasonably acceptable to Purchaser (and, if applicable, any other Non-Seller Royalty Parties), or, following and during the continuance of a Royalty Control Shift, reasonably acceptable to the Majority Holders.

(c) Without limiting the provisions of Section 5.5(b), if during the Royalty Interests Term UT terminates the License Agreement in its entirety or with respect to the Royalty Product pursuant to Section 12.3(a) of the License Agreement, then following the License Agreement Termination Date Seller shall, subject to the terms and conditions of the License Agreement (including Section 13.2 of the License Agreement), use commercially reasonable efforts to either (as Seller may elect in its sole discretion) commercialize the Royalty Product in the Territory or negotiate a replacement license agreement for the License Agreement with respect to the Royalty Product providing for the grant of an exclusive license under the MannKind Technology to make and have made, use, sell, offer for sale, have sold and import the Royalty Product in the Territory on the most favorable economic terms (to the licensor) reasonably practicable in light of then-prevailing market conditions (any such license, a “New Arrangement”), subject to its agreement to pay to Purchaser the Seller Commercialization Royalty (with payments being payable to the Escrow Account or any New Arrangement Escrow Account (as defined below), as applicable, no less frequently than provided for under Section 6.3 and Section 6.4(a) of the License Agreement). All payments and other consideration thereunder (to the extent that such payments or other consideration would have constituted Royalty Interests) shall be made by the other party to such New Arrangement directly to the Escrow Account or another escrow account established in connection with the New Arrangement and having terms and conditions mutually satisfactory to Purchaser and Seller (a “New Arrangement Escrow Account”).

Section 5.6 Enforcement of Material Agreements.

(a) Promptly after Seller obtains Article V Knowledge of any breach of or default under a Material Agreement by UT that would reasonably be expected to have an adverse effect on the timing, amount or duration of the Purchased Assets or the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect, Seller shall promptly (but in any event within five (5) Business Days after Seller obtains such Article V Knowledge), subject to Section 8.6, give written notice to Purchaser (i) stating that the relevant breach or default has occurred and (ii) describing in reasonable detail the relevant breach or default. In addition, Seller shall, subject to Section 8.6, provide to Purchaser a copy of any written notice of breach of such Material Agreement delivered by Seller to UT as soon as practicable and in any event within five (5) Business Days following such delivery.

(b) Subject to Section 5.5(a), at any time when no Royalty Control Shift has occurred and is continuing, in the case of any breach or default by UT referred to in Section 5.6(a), Seller shall consult with Purchaser regarding the timing, manner and conduct of any enforcement of UT’s obligations under the Material Agreement, and shall use commercially reasonable efforts to enforce Seller’s rights and remedies (whether under the Material Agreement or by operation of Law) and UT’s obligations under the Material Agreement and shall keep Purchaser reasonably updated as to any material developments relating to such breach or default. Following and during the continuance of a Royalty Control Shift, in the case of any breach or default by UT referred to in Section 5.6(a), Seller shall, at the Majority Holders’ reasonable direction, (A) use commercially reasonable efforts to promptly and fully enforce Seller’s rights and remedies (whether under the Material Agreement or by operation of Law) and UT’s obligations under the Material Agreement, including, if reasonably requested by the Majority Holders, instituting formal legal proceedings against UT, (B) employ counsel, selected by Seller and reasonably acceptable to the Majority Holders, and (C) keep the Majority Holders reasonably updated as to any material developments relating to such breach or default. The Non-Seller Royalty Parties shall reimburse Seller for a portion of the documented out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller in an amount equal to their respective Applicable Percentages, as such costs and expenses are incurred (and in any event within ten (10) Business Days following receipt of Seller’s written demand for payment), in connection with any actions taken or the exercise of rights or remedies by Seller at the direction of the Majority Holders pursuant to this Section 5.6(b). In the event that Purchaser fails to reimburse Seller for its Applicable Percentage of such costs and expenses within the time specified in the preceding sentence, Seller shall be entitled to recoup an amount equal to the amount not paid, together with any late fee in respect thereof in accordance with Section 5.4(e), from the Purchased Assets by giving one or more Recoupment Instructions to the Escrow Agent to deduct from amounts deposited into the Escrow Account that would otherwise be distributable to Purchaser in respect of the Purchased Assets an amount equal to the sum of such unpaid amount and any late fee in respect thereof calculated in accordance with Section 5.4(e) and to cause the Escrow Agent to distribute such amount to Seller. Purchaser shall not object to a Recoupment Instruction given by Seller to the Escrow Agent pursuant to this Section 5.6(b).

(c) Subject to Section 5.5(a), at any time when no Royalty Control Shift has occurred and is continuing, to the extent Seller has the right to join or assume the defense or pursue an enforcement action pursuant to Section 9.3(b), Section 9.4 or Section 9.6 of the License Agreement, Seller shall use commercially reasonable efforts to defend and enforce any of the MannKind Patents or, if applicable, Joint Patents, to the extent the failure to so defend or enforce would reasonably be expected to have a Material Adverse Effect. Following and during the continuance of a Royalty Control Shift, if Seller has the right to join or assume the defense or pursue an enforcement action pursuant to Section 9.3(b), Section 9.4 or Section 9.6 of the License Agreement and the failure to exercise such right would reasonably be expected to have a Material Adverse Effect, then Seller shall, at the Majority Holders’ reasonable direction use commercially reasonable efforts to join or assume the defense or pursue an enforcement action under Section 9.3(b), Section 9.4 or Section 9.6 of the License Agreement, as applicable, provided that nothing herein shall require Seller to take any action or omit to take any action in violation of the License Agreement. The Non-Seller Royalty Parties shall reimburse Seller for a portion of the documented out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller in an amount equal to their respective Applicable Percentages, as such costs and expenses are incurred (and in any event within ten (10) Business Days following receipt of Seller’s written request for payment), in connection with any actions taken or the exercise of rights or remedies by Seller at the direction of the Majority Holders pursuant to this Section 5.6(c). In the event that Purchaser fails to reimburse Seller for its Applicable Percentage of such costs and expenses within the time specified in the preceding sentence, Seller shall be entitled to recoup an amount equal to the amount not paid, together with any late fee in respect thereof in accordance with Section 5.4(e), from the Purchased Assets by giving one or more Recoupment Instructions to the Escrow Agent to deduct from amounts deposited into the Escrow Account that would otherwise be distributable to Purchaser in respect of the Purchased Assets an amount equal to the sum of such unpaid amount and any late fee in respect thereof calculated in accordance with Section 5.4(e) and to cause the Escrow Agent to distribute such amount to Seller. Purchaser shall not object to a Recoupment Instruction given by Seller to the Escrow Agent pursuant to this Section 5.6(c).

(d) Seller shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that Seller deems to be reasonably necessary to diligently prosecute and maintain any MannKind Patents or Joint Patents for which it controls prosecution and maintenance in accordance with Section 9.2(a) and 9.2(c) of the License Agreement, including payment of maintenance fees or annuities, in each case where the failure to so prosecute and maintain would reasonably be expected to have a Material Adverse Effect and (ii) not disclaim or abandon, or not fail to take any action necessary to prevent the disclaimer or abandonment of, any MannKind Patents or Joint Patents for which it controls prosecution and maintenance in accordance with Section 9.2(a) and 9.2(c) of the License Agreement, except in each case as would not reasonably be expected to have a Material Adverse Effect. Following and during the continuance of a Royalty Control Shift, if Seller is not going to take any of the actions described in clause (i) of the immediately preceding sentence because its failure to do so would not reasonably be expected to have a Material Adverse Effect, or is going to disclaim or abandon, or fail to take action necessary to prevent the disclaimer or abandonment of, any MannKind Patents because doing so would not reasonably be expected to have a Material Adverse Effect as set forth in clause (ii) of the immediately preceding sentence, Seller shall provide written notice thereof to the Royalty Control Shift Representative (the “Seller 5.6(d) Notice”), and, thereafter, if elected in writing to do so by the Majority Holders by written notice delivered to Seller within ten (10) Business Days of the Royalty Control Shift Representative receiving the Seller 5.6(d) Notice, Seller shall take reasonable direction from the Majority Holders as to the matters covered by the Seller 5.6(d) Notice, provided that nothing herein shall require Seller to take any action in violation of the License Agreement. The Non-Seller Royalty Parties shall reimburse Seller for a portion of the documented out-of-pocket costs and expenses (including the fees and expenses of Seller’s counsel) incurred by Seller in an amount equal to their respective Applicable Percentages, as such costs and expenses are incurred (and in any event within ten (10) Business Days following receipt of Seller’s written demand for payment), in connection with any actions taken by Seller at the direction of the Majority Holders pursuant to this Section 5.6(d). In the event that Purchaser fails to reimburse Seller for its Applicable Percentage of such costs and expenses within the time specified in the preceding sentence, Seller shall be entitled to recoup an amount equal to the amount not paid, together with any late fee in respect thereof in accordance with Section 5.4(e), from the Purchased Assets by giving one or more Recoupment Instructions to the Escrow Agent to deduct from amounts deposited into the Escrow Account that would otherwise be distributable to Purchaser in respect of the Purchased Assets an amount equal to the sum of such unpaid amount and any late fee in respect thereof calculated in accordance with Section 5.4(e) and to cause the Escrow Agent to distribute such amount to Seller. Purchaser shall not object to a Recoupment Instruction given by Seller to the Escrow Agent pursuant to this Section 5.6(d).

(e) The Parties acknowledge and agree that, as required by Section 9.3(b) of the License Agreement, all proceeds received as a result of actions or proceedings undertaken pursuant to Section 9.3(b) of the License Agreement shall be allocated between Seller and UT in accordance with Section 9.3(b)(iv) of the License Agreement (for clarity, any such proceeds are not allocated directly to any Non-Seller Royalty Parties and would only be included in the Purchased Assets to the extent such proceeds become an element of the definition of “Royalty Interests”). All proceeds received by Seller resulting from any enforcement activities other than those resulting from actions or proceedings undertaken pursuant to Section 9.3(b) of the License Agreement (which are addressed in the immediately preceding sentence) and undertaken pursuant to Section 5.6(b) or Section 5.6(c) (regardless of whether such enforcement is initiated by Seller as a result of a written request from the Majority Holders following and during the continuance of a Royalty Control Shift or initiated by Seller in the absence of any such request), after deduction (and reimbursement to Seller and Non-Seller Royalty Parties) of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and Non-Seller Royalty Parties, as applicable, in connection with such enforcement activities, shall be allocated to Seller and the Non-Seller Royalty Parties in an amount equal to the Applicable Percentage of Seller and each such Non-Seller Royalty Party during the time period of the breach that led to such enforcement (in the case of allocations in respect of enforcement activities pursuant to Section 5.6(b)) or at the time of the initiation of the defense or enforcement activity undertaken pursuant to Section 5.6(c), which amount shall be promptly (and in any event no later than five (5) Business Days) paid to Seller and the Non-Seller Royalty Parties.

Section 5.7 No Liens. Seller shall not grant, incur or suffer to exist any Lien on the Purchased Assets.

Section 5.8 Audits.

(a) Consultation. Following the Closing Date, Seller and Purchaser shall consult with each other regarding the timing, manner and conduct of any inspection or audit of UT’s books and records pursuant to Section 7.6 of the License Agreement. So long as no Royalty Control Shift has occurred and is continuing, the timing, manner and conduct of any such inspection or audit shall be determined by Seller in its sole discretion; provided, however, that if Seller elects not to request any inspection or audit and no Royalty Control Shift has occurred and is continuing, Purchaser (and, if applicable, any other Non-Seller Royalty Parties, in the declining order of their Applicable Percentages), shall, subject to the provisions of Section 7.6 of the License Agreement, have the right to request Seller to seek such inspection or audit (the “Requested Audit”). Following and during the continuation of a Royalty Control Shift, Seller shall not request an inspection or audit of UT’s records and books of account without the prior written direction or consent of the Majority Holders; provided, however that if the Majority Holders elect not to request or consent to any inspection or audit pursuant to Section 5.8(c)(ii), the Non-Seller Royalty Parties, in the declining order of their Applicable Percentages, shall, subject to the provisions of Section 7.6 of the License Agreement, have the right to request Seller to seek a Requested Audit. Purchaser or the Non-Seller Royalty Party who requested the Requested Audit in accordance with this Section 5.8(a) shall be referred to the “Requester”.

(b) Requested Audits under License Agreement. Upon the Requester’s request of the Requested Audit, Seller shall, to the extent permitted by Section 7.6 of the License Agreement, provide written notice to UT to cause an inspection or audit to determine the correctness of any Royalty Interests payments made under the License Agreement. All of the expenses of the Requested Audit that would otherwise have been borne by Seller pursuant to the License Agreement, including such fees and expenses of any independent certified public accounting firm engaged by the Requester in connection with such an inspection or audit shall be borne by the Requester; provided that, in the event that the Requested Audit reveals an underpayment during the applicable time period of more than five percent (5%) of the amount due, then such costs and expenses shall be borne by UT in accordance with Section 7.6 of the License Agreement. Subject to Section 8.6, Seller will promptly furnish to the Non-Seller Royalty Parties a true, correct, and complete copy of any inspection or audit report prepared in connection with the Requested Audit.

(i) If, following the completion of the Requested Audit, UT is required to pay for underpayment of the Royalty Interests, such payment shall be first used to reimburse the Requester for all of the expenses of the Requested Audit, and the remainder shall be distributed as the Royalty Interests to Seller and all Non-Seller Royalty Parties.

(ii) If, following the completion of the Requested Audit, Seller is required to reimburse UT for overpayment of the Royalty Interests, then the Non-Seller Royalty Parties shall promptly upon request (and in any event within ten (10) Business Days following such request) reimburse Seller, or, at Seller’s request, UT on behalf of

Seller, for the portion of such overpaid amount that was actually paid to the Non-Seller Royalty Parties, and shall promptly (and in any event within two (2) Business Days) after making such payment provide documentation to Seller evidencing that such payment was made. In the event that Purchaser fails to reimburse Seller, or at Seller’s request, UT on behalf of Seller, for the portion of such overpaid amount that was actually paid to Purchaser within the time specified in the preceding sentence, Seller shall be entitled to recoup an amount equal to the amount not paid, together with any late fee in respect thereof in accordance with Section 5.4(e), from the Purchased Assets by giving one or more Recoupment Instructions to the Escrow Agent to deduct from amounts deposited into the Escrow Account that would otherwise be distributable to Purchaser in respect of the Purchased Assets an amount equal to the sum of such unpaid amount and any late fee in respect thereof calculated in accordance with Section 5.4(e) and to cause the Escrow Agent to distribute such amount to Seller. Purchaser shall not object to a Recoupment Instruction given by Seller to the Escrow Agent pursuant to this Section 5.8(b).

(c) Seller-Directed and Majority Holder-Directed/Consented Audits under License Agreement. In the event that, (i) following consultation with Purchaser in accordance with Section 5.8(a), Seller, not at the request of a Requester, elects to seek an inspection or audit to the extent permitted by Section 7.6 of the License Agreement, or (ii) following and during the continuance of a Royalty Control Shift, Seller receives a direction or consent in writing from the Majority Holders directing Seller or consenting to a request from Seller to conduct an inspection or audit, Seller shall, to the extent permitted by Section 7.6 of the License Agreement, provide written notice to UT to cause an inspection or audit to determine the correctness of any Royalty Interests payments made under the License Agreement. All of the expenses of any inspection or audit, whether initiated by Seller or requested or consented to by the Majority Holders, that would otherwise have been borne by Seller pursuant to the License Agreement, including such fees and expenses of any independent certified public accounting firm engaged by Seller (and, if following and during the continuance of a Royalty Control Shift, reasonably acceptable to the Majority Holders) in connection with such an inspection or audit shall be borne by the Non-Seller Royalty Parties in an amount equal to the Applicable Percentage of each such Non-Seller Royalty Party, with Seller bearing the remainder, if any; provided that, in the event that any such inspection or audit reveals an underpayment during the applicable time period of more than five percent (5%) of the amount due, then such costs and expenses shall be borne by UT in accordance with Section 7.6 of the License Agreement. Subject to Section 8.6, Seller will promptly furnish to the Non-Seller Royalty Parties a true, correct, and complete copy of any inspection or audit report prepared in connection with such an inspection or audit. If, following the completion of such inspection or audit, Seller is required to reimburse UT for overpayment of the Royalty Interests, then the Non-Seller Royalty Parties shall promptly upon request (and in any event within ten (10) Business Days following such request) reimburse Seller, or, at Seller’s request, UT on behalf of Seller, for the portion of such overpaid amount that was actually paid to the Non-Seller Royalty Parties, and shall promptly (and in any event within two (2) Business Days) after making such payment provide documentation to Seller evidencing that such payment was made. In the event that Purchaser fails to reimburse Seller, or at Seller’s request, UT on behalf of Seller, for such overpaid amount within the time specified in the preceding sentence, Seller shall be entitled to recoup an amount equal to the amount not paid, together with any late fee in respect thereof in accordance with Section 5.4(e), from the Purchased Assets by giving one or more Recoupment Instructions to the Escrow Agent to deduct from amounts deposited into the

Escrow Account that would otherwise be distributable to Purchaser in respect of the Purchased Assets an amount equal to the sum of such unpaid amount and any late fee in respect thereof calculated in accordance with Section 5.4(e) and to cause the Escrow Agent to distribute such amount to Seller. Purchaser shall not object to a Recoupment Instruction given by Seller to the Escrow Agent pursuant to this Section 5.8(c).

(d) Audits of Seller’s Books and Records. Seller shall keep and maintain, or cause to be kept and maintained, for a period of at least three (3) Calendar Years following the Calendar Year to which they pertain, full and accurate books and records adequate to reflect all amounts paid or payable in respect of any Seller Commercialization Royalty and all financial information received by Seller from any Persons with respect to such amounts. For the term of this Agreement and for a period of six (6) months thereafter, upon prior written notice to Seller, Purchaser shall have the right to inspect, at Purchaser’s expense, those accounts and records of Seller necessary to verify the accuracy of payments made under or on account of any Seller Commercialization Royalty to Purchaser hereunder or other report or information provided by Seller to Purchaser pursuant to Article V in respect of any Seller Commercialization Royalty. Any such inspection shall occur upon not less than ten (10) Business Days’ notice to Seller, during Seller’s normal business hours and on Seller’s premises. Purchaser shall not be entitled to make any copies of Seller’s records and shall, and shall cause any of its Representatives to, keep confidential all information obtained during such inspection. If such inspection results in a determination that any payment, or portion thereof, with respect to any Seller Commercialization Royalty that is payable by Seller to Purchaser was not paid to the Escrow Account or New Arrangement Escrow Account, as applicable, when due, then an amount equal to the underpayment shall be promptly paid by Seller to the Escrow Account or any New Arrangement Escrow Account, as applicable.

Section 5.9 SEC Filings. Prior to the submission by Seller or, if applicable, Purchaser, to the SEC of any SEC Documents that contain any Confidential Information of the other Party, or that contain information related to the existence or subject matter of this Agreement or the identity of the other Party, the Party making such filing shall provide drafts of relevant portions of such SEC Documents to the other Party within a reasonable period of time, but in any event no less than two (2) Business Days prior to the planned date of such submission. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment with respect to the portions of this Agreement that the other Party reasonably requests to be kept confidential and to redact any Confidential Information of the other Party therein as requested by the other Party, unless reasonably advised by counsel that such Confidential Information is required to be included by Law. Notwithstanding the foregoing, a Party making such a filing shall have no obligation to provide a draft of a proposed filing of an SEC Document or otherwise comply with this Section 5.9 with respect to a proposed filing of an SEC Document if the description of or reference to this Agreement or to the subject Confidential Information of the other Party or the identity of the other Party contained in, or attached as an exhibit to, the proposed SEC Document, has been included in any previous SEC Document filed by either Party in accordance with this Section 5.9 or otherwise approved by the other Party in writing.

Section 5.10 Instruction Letter and UT Consent. Prior to the termination of this Agreement pursuant to Section 9.1, Seller shall not, without Purchaser’s prior written consent, deliver any further directions to UT regarding the payment of the Purchased Assets or agree to any amendment, modification or termination of the UT Consent.

Section 5.11 Tax Matters.

(a) Purchaser and Seller agree that as of Closing, neither the Upfront Payment nor the Milestone Payment is subject to deduction or withholding provided that, on or prior to the Closing Date, Seller delivers to Purchaser a duly completed and valid Internal Revenue Service (“IRS”) Form W-9.

(b) If any applicable Law requires the deduction or withholding of any tax by the Purchaser from the Purchase Price, the Purchaser shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. Except as provided in Section 5.11(g), any such withheld or deducted amounts shall be treated for all purposes of the Transaction Documents as having been paid to the Seller.

(c) Notwithstanding the accounting treatment therefor and unless otherwise required by applicable Law, for all U.S. federal and applicable state and local tax purposes, Seller and Purchaser shall treat (i) the transactions contemplated by the Transaction Documents as a sale of the Purchased Assets and Purchaser’s payment of the Purchase Price (pursuant to Section 2.1(a) of this Agreement) as received by Seller for the Purchased Assets in a taxable transaction and (ii) Purchaser as the direct recipient of the payments made with respect to the Purchased Assets. If there is an inquiry by any Governmental Authority of Seller or Purchaser related to this Section 5.11 or Section 10.4, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 5.11 and Section 10.4.

(d) Seller and Purchaser agree that for United States federal income tax purposes, (i) any and all amounts in respect of the Purchased Assets remitted by Seller to Purchaser pursuant to Section 5.4(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Purchaser, and (ii) any and all amounts remitted by Purchaser to Seller pursuant to Section 5.4(b) of this Agreement shall be treated as remittances of amounts collected by Purchaser on behalf of Seller.

(e) On or prior to the Closing Date, and throughout the term of this Agreement whenever required by Law or requested by the Seller in order for the Seller to have on file an accurate and valid IRS Withholding Form, the Purchaser shall deliver to the Seller a duly completed and valid (i) IRS Form W-9, (ii) IRS Form W-8BEN-E claiming treaty benefits under a double taxation treaty in a manner qualifying for a zero percent (0%) withholding rate with respect to the payments made to the Purchaser under the Transaction Documents, (iii) IRS Form W-8IMY to which a form set forth in the preceding (i) or (ii) is attached, or (iv) other applicable IRS Form W-8 that indicates no withholding is required with respect to the payments made to the Purchaser under the Transaction Documents (or, in each case, any successor or other applicable form prescribed by the U.S. Internal Revenue Service) (in each case ((i) through (iv)), the “IRS Withholding Form”). On or prior to the Closing Date, and prior to payment of the Milestone Payment if required by Law or requested by the Purchaser in order for the Purchaser to have on file an accurate and valid IRS Form W-9 prior to the payment of the Milestone Payment, the Seller shall deliver to the Purchaser a duly completed and valid IRS Form W-9. Purchaser agrees to notify Seller promptly in writing if (i) an IRS Withholding Form or other tax document previously delivered pursuant to this Agreement becomes obsolete or ceases to be true and correct, or if Purchaser is no longer legally permitted to furnish such IRS Withholding Form or other tax document, or (ii) payments in respect of the Purchased Assets hereunder cease, or are expected to cease, to be exempt from United States federal withholding tax because of any change of Law or any act or omission planned, suffered or performed by Purchaser.

(f) If any applicable Law (as reasonably determined by Seller) requires the deduction or withholding of any tax on payments to Purchaser by Seller, then Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. Any such withheld or deducted amounts shall be treated for all purposes of the Transaction Documents as having been paid to Purchaser.

(g) Notwithstanding the foregoing, if deduction or withholding of any tax is required from any payment by Purchaser to Seller under this Agreement as a result of an action by Purchaser (including, but not limited to an assignment by Purchaser pursuant to Section 10.3(c) or a redomiciliation of Purchaser, or any failure on the part of Purchaser to comply with applicable tax laws or filing or record retention requirements), then Purchaser shall pay such additional amounts to Seller as necessary so that the net amount received by Seller, after all required deductions and withholdings (including with respect to such additional amounts), is an amount equal to the amount that it would have received had no such deductions or withholdings been made.

(h) Notwithstanding the foregoing, if deduction or withholding of any tax is required from any payment by Seller to Purchaser under this Agreement as a result of an action by Seller (including, but not limited to an assignment by Seller pursuant to Section 10.3(b) or a redomiciliation of Seller, or any failure on the part of Seller to comply with applicable tax laws or filing or record retention requirements), then Seller shall pay such additional amounts to Purchaser as necessary so that the net amount received by Purchaser, after all required deductions and withholdings (including with respect to such additional amounts), is an amount equal to the amount that it would have received had no such deductions or withholdings been made.

(i) Notwithstanding anything to the contrary in this Agreement, the party making payment (the “Payor”) shall use commercially reasonable efforts to give the other party notice and the opportunity, in good faith, to contest and prevent such withholding and deduction contemplated by Section 5.11(b) or Section 5.11(f). The Payor shall use commercially reasonable efforts to give or cause to be given to the payee such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably requested by the payee and at the payee’s expense to enable the payee to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the payee, with proper evidence of the taxes withheld and deducted and remitted to the relevant Governmental Authority.

(j) The Parties agree not to take any position that is inconsistent with the provisions of this Section 5.11 and Section 10.4 on any tax return or in any audit or other judicial or administrative proceeding unless (i) the other party hereto has consented to the taking of such position (such consent not to be unreasonably withheld, conditioned or delayed), (ii) the party hereto that contemplates taking such an inconsistent position has been advised by a nationally recognized tax counsel in writing that it is unable to conclude that the position specified in this Section 5.11 or Section 10.4 is more likely than not to prevail if challenged by the tax authority having jurisdiction of the relevant tax, or (iii) required by a tax authority in connection with the resolution of an audit or examination diligently contested.

Section 5.12 Seller’s Commercially Reasonable Efforts and Judgment. It is understood and agreed that, in determining whether Seller’s efforts or judgments are “commercially reasonable” with respect to any covenant that specifically references such term in this Article V, Seller shall be deemed to be acting or making a judgment in a commercially reasonable manner only if Seller would reasonably expect its efforts or judgment not to result in a Material Adverse Effect. For the avoidance of doubt, any act or failure to act by Seller that would not be commercially reasonable in regard to Seller’s interests or position as of immediately prior to the Closing, but is commercially reasonable when accounting for the effects of the Transaction Documents on Seller’s interests or position, shall be deemed not to be commercially reasonable for purposes of this Article V.

Section 5.13 Change in Name or Organization. Seller shall provide Purchaser with written notice within thirty (30) days following any change in, or amendment or alteration of, Seller’s (a) legal name, (b) form or type of organization, or (c) jurisdiction of organization.

Section 5.14 Royalty Control Shift Representative.

(a) Purchaser agrees that promptly and in any event within ten (10) Business Days following the occurrence of a Royalty Control Shift, Purchaser and the other Non-Seller Royalty Parties shall designate and appoint, to serve as the exclusive agent, proxy and attorney-in-fact (“Royalty Control Shift Representative”) for and on behalf of Purchaser and each other Non-Seller Royalty Party for the following purposes following and during the continuance of a Royalty Control Shift (including the full power and authority on behalf of Purchaser and each other Non-Seller Royalty Party):

(i) to give and receive notices, requests, instructions, consents, waivers, directions, information and communications to Seller on behalf of the Majority Holders under this Agreement, including pursuant to Sections 5.3, 5.5(a), 5.5(b), 5.6(b), 5.6(c), 5.6(d), 5.8(a) and 5.8(c); and

(ii) to take all actions necessary or appropriate in the judgment of the Royalty Control Shift Representative (including the execution of any agreement or document) for the accomplishment of the foregoing Section 5.14(a)(i), in each case without having to seek or obtain the consent of Purchaser or any other Non-Seller Royalty Party under any circumstance.

All decisions and actions (including the execution of any agreement or document) by the Royalty Control Shift Representative on behalf of the Majority Holders (to the extent authorized by this Agreement) shall be binding upon the Purchaser and the other Non-Seller Royalty Parties, and neither Purchaser nor any other Non-Seller Royalty Party shall have the right to object, dissent, protest or otherwise contest the same. Seller shall be entitled to rely on any action taken by the Royalty Control Shift Representative, on behalf of the Majority Holders, pursuant to this Section 5.14, and to act vis-à-vis the Royalty Control Shift Representative with respect to the matters contemplated by this Section 5.14, and each such action shall be binding on Purchaser and the other Non-Seller Royalty Parties as fully as if Purchaser and the other Non-Seller Royalty Parties had taken such action itself and Seller shall have no obligation to act directly with Purchaser and the other Non-Seller Royalty Parties with respect to such actions or liability for failing to do so.

(b) Notwithstanding Section 5.14(a), the Royalty Control Shift Representative shall be entitled to seek further authorization from the Majority Holders prior to acting on their behalf.

(c) Any notice or communication given or received by, and any decision, action, failure to act (including within a designated period of time), agreement, consent, direction, request, or instruction of, the Royalty Control Shift Representative, and any action taken by Seller vis-à-vis the Royalty Control Shift Representative, that is within the scope of the Royalty Control Shift Representative’s authority under Section 5.14(a) shall constitute a notice or communication to or by, or a decision, action, failure to act (including within a designated period of time), agreement, consent, direction, request, or instruction of, or action taken with respect to, the Majority Holders and shall be final, binding and conclusive upon Purchaser and all other Non-Seller Royalty Parties; and each Party to this Agreement shall be entitled to rely upon any such notice, communication, decision, action, failure to act (including within a designated period of time), agreement, consent, settlement, resolution or instruction, or action taken with respect to the Royalty Control Shift Representative, as being a notice or communication to or by, or a decision, action, failure to act (including within a designated period of time), agreement, consent, settlement, resolution or instruction of, or action taken with respect to, the Majority Holders.

(d) Purchaser agrees that it shall provide Seller with written notice of the Royalty Control Shift Representative’s appointment (including any replacement or successor, as applicable) pursuant to this Section 5.14 promptly and in any event within two (2) Business Days following such appointment.

Section 5.15 Other Matters. Seller shall not enter into any agreement with any Non-Seller Royalty Party that (i) violates any of Purchaser’s rights under this Agreement, including Purchaser’s right to receive the Purchased Assets, its right to receive copies of Royalty Reports pursuant to Section 5.3 and its rights under Section 5.8 or (ii) would reasonably be expected to have an adverse effect on (a) the timing, amount or duration of the Purchased Assets or (b) the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect, in each case without the prior written consent of Purchaser. Following and during the continuance of a Royalty Control Shift, Seller shall not take any action or fail to take any action at the direction of the Majority Holders or Royalty Control Shift Representative that would reasonably be expected to have an adverse effect on (a) the timing, amount or duration of the Purchased Assets or (b) the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect, in each case without a Unanimous Holder Consent. Purchaser agrees that following and during the continuance of a Royalty Control Shift, Purchaser shall not, individually or by directing the Royalty Control Shift Representative, direct Seller to take or not take any action that would reasonably be expected to have an adverse effect on (a) the timing, amount or duration of the Purchased Assets or (b) the Specified Rights or that would otherwise reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures (or their electronic counterparts) on the date hereof (the “Closing Date”), simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as the Parties may mutually agree upon in writing.

Section 6.2 Payment of Upfront Payment. At the Closing, Purchaser shall deliver to Seller the amount equal to the Upfront Payment minus the Fee Reimbursement, by wire transfer of immediately available funds to the Seller Account, without any deduction for withholding or other taxes and without any other set off or deduction of any kind.

Section 6.3 Closing Deliverables.

(a) At the Closing, each of Seller and Purchaser shall deliver or cause to be delivered to the other party hereto a duly executed counterpart to the Escrow Agreement and shall receive a duly executed counterpart to the Escrow Agreement from the Escrow Agent.

(b) At the Closing, each of Seller and Purchaser shall deliver to the other party hereto a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to Purchaser of the Purchased Assets.

(c) At the Closing, Seller shall deliver to Purchaser a certificate of an executive officer of Seller, dated as of the Closing, certifying as to the (i) attached copies of the organizational documents of Seller and resolutions of the governing body of Seller authorizing and approving the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated thereby and (ii) the incumbency of the officer or officers of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(d) At the Closing, Purchaser shall deliver to Seller a certificate of an executive officer or other authorized signatory of Purchaser, dated as of the Closing, certifying as to the incumbency of the officer or officers of Purchaser who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.

(e) At or prior to the Closing, Seller shall deliver to Purchaser a duly completed and executed IRS Form W-9 pursuant to Section 5.11(e).

(f) At or prior to the Closing, Purchaser shall deliver to Seller a duly completed and executed IRS Withholding Form pursuant to Section 5.11(e).

(g) Promptly following the Closing (and in any event on the same day thereof), Seller shall deliver to UT a duly executed copy of the Instruction Letter. Within three (3) Business Days thereafter, Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser confirming, with respect to the Instruction Letter, the delivery to UT.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser, its Affiliates and its and their respective Representatives (each, a “Purchaser Indemnified Party”) from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any breach of any representation or warranty made by Seller in any of the Transaction Documents or certificates delivered by Seller to Purchaser in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of Seller in any of the Transaction Documents, (c) any Recipient Confidentiality Breach by any Person who receives Confidential Information from or on behalf of Seller under Article VIII, and (d) any Excluded Liabilities and Obligations; provided, however, that the foregoing shall exclude any Losses of any Purchaser Indemnified Party to the extent resulting from (i) the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, (ii) the failure of any Person other than Seller to perform any of its obligations under any of the Transaction Documents, or (iii) acts or omissions of Seller taken (or omitted to be taken) pursuant to any written direction to Seller from any Purchaser Indemnified Party or the Royalty Control Shift Representative. Any amounts determined to be due to any Purchaser Indemnified Party hereunder in accordance with and subject to the terms, conditions and procedures of this Article VII shall (if not otherwise paid) be payable by Seller to such Purchaser Indemnified Party within ten (10) Business Days following written demand delivered to Seller by such Purchaser Indemnified Party.

Section 7.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold each of Seller and its Affiliates and any or all of their respective Representatives (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any breach of any representation or warranty made by Purchaser in any of the Transaction Documents, (b) any breach of or default under any covenant or agreement of Purchaser in any Transaction Document to which Purchaser is party, and (c) any Recipient Confidentiality Breach by any Person who receives Confidential Information from or on behalf of Purchaser under Article VIII; provided, however, that the foregoing shall exclude any Losses of any Seller Indemnified Party to the extent resulting from (i) the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party, (ii) the failure of Seller to perform any of its obligations under any of the Transaction Documents, or (iii) acts or omissions of Purchaser taken (or omitted to be taken) pursuant to any written direction to Purchaser or the Royalty Control Shift Representative from any Seller Indemnified Party. Any amounts determined to be due to any Seller Indemnified Party hereunder in accordance with and subject to the terms, conditions and procedures of this Article VII shall (if not otherwise paid) be payable by Purchaser to such Seller Indemnified Party within ten (10) Business Days following written demand delivered to Seller by such Seller Indemnified Party.

Section 7.3 Procedures for Third Party Claims.

(a) If any claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually materially prejudiced by such failure.

(b) In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(c) In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party, or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party.

(d) The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss indemnifiable pursuant to Section 7.1 or Section 7.2 by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party and its Affiliates, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act or violation of Law or rights of any Person by or on behalf of any indemnified party or its Affiliates, (iii) does not impose any continuing material obligation or restrictions on any indemnified party, and (iv) does not involve any injunctive relief binding on the indemnified party or its Affiliates.

Section 7.4 Other Claims. A claim by an indemnified party under this Article VII for any matter not involving a Third Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of claim to the indemnifying party (a “Claim Notice”), which notice shall contain (a) a description and the amount of any Losses incurred or suffered or an estimate of Losses reasonably expected to be incurred or suffered by the indemnified party if known or reasonably capable of estimation, and the method of computation of such Losses (the “Claim Amount”), (b) a statement that the indemnified party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses or an estimate of such Losses if known; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually materially prejudiced by such failure. Within twenty (20) Business Days after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a written response in which the indemnifying party shall either (i) agree that the indemnified party is entitled to receive the Claim Amount (in which case such response shall be accompanied by a payment to the indemnified party of the Claim Amount by the indemnifying party by wire transfer of immediately available funds), (ii) agree that the indemnified party is entitled to receive part, but not all, of the Claim Amount (the amount so agreed in (i) or (ii), the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the indemnified party of the Agreed Amount by the indemnifying party by wire transfer of immediately available funds) or (iii) contest that the indemnified party is entitled to receive any of the Claim Amount. If any such dispute described in clause (iii) of the preceding sentences is not resolved within twenty (20) Business Days following the delivery by the indemnifying party of such response, the indemnifying party and the indemnified party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.8. If the indemnifying party does not notify the indemnified party within twenty (20) Business Days following its receipt of a Claim Notice that the indemnifying party disputes its liability to the indemnified party with respect to the Claim Amount in whole or in part, such claim specified by the indemnified party in such Claim Notice shall be conclusively deemed a liability of the indemnifying party under Section 7.1 or Section 7.2, as applicable, with respect to the undisputed portion of the Claim Amount and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. For all purposes of this Section 7.4, Seller shall be entitled to deliver Claim Notices to Purchaser on behalf of Seller Indemnified Parties, and Purchaser shall be entitled to deliver Claim Notices to Seller on behalf of the Purchaser Indemnified Parties.

Section 7.5 Time Limitations.

(a) Seller shall have liability under Section 7.1 with respect to any breach of any representation or warranty made by Seller in Article III of this Agreement only if, on or prior to the date that is twelve (12) months after the Closing Date, Purchaser notifies Seller of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail ((i) other than the Tier 2 Fundamental Representations, as to which a claim may be made at any time until the date that is five (5) years following the Closing Date, and (ii) other than the Tier 1 Fundamental Representations or any breach of a representation or warranty resulting from fraud or willful misconduct on the part of Seller, as to which a claim may be made at any time until the date that is seven (7) years following the Closing Date).

(b) Purchaser shall have liability under Section 7.2 with respect to any breach of any representation or warranty made by Purchaser in Article IV of this Agreement only if, on or prior to the date that is twelve (12) months after the Closing Date, Seller notifies Purchaser of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than Purchaser’s representations and warranties in Section 4.1, Section 4.2, Section 4.3, and Section 4.4 or any breach of a representation or warranty resulting from fraud or willful misconduct on the part of Purchaser, as to which a claim may be made at any time until the date that is seven (7) years following the Closing Date).

(c) To the extent not performed, and except as otherwise set forth in this Agreement, the covenants contained in this Agreement shall survive the Closing until the date that is the later of (i) three (3) months after the termination of this Agreement or (ii) the applicable statute of limitations.

(d) Notwithstanding the foregoing, any claim for breach of a representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.5 until final resolution of such claim in accordance with Article VII and Section 10.8, if applicable, and the full satisfaction of all liabilities and obligations hereunder related to such claim, if written notice of such claim has been given to the Party against whom such indemnification may be sought prior to the end of the applicable survival period described in this Section 7.5.

Section 7.6 Limitations on Liability.

(a) No Party shall be liable for any consequential (including lost profits), punitive, special, indirect, or incidental damages under this Article VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any representation, warranty, covenant or agreement of such party (including under this Article VII) in or pursuant to this Agreement, except in respect of a claim for fraud, willful misconduct or breaches of Article VIII or to the extent a court of competent jurisdiction awards such damages to a third party in connection with a Third Party Claim. Notwithstanding the foregoing, Purchaser shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article VII, for Losses that include any portion of the Purchased Assets that Purchaser was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Assets shall not be deemed consequential (including lost profits), punitive, special, indirect or incidental damages for any purpose of this Agreement.

(b) Other than in respect of claims for Excluded Liabilities and Obligations, fraud, willful misconduct and breaches of Article VIII, in no event shall Seller’s aggregate liability for Losses under Section 7.1 or Purchaser’s aggregate liability for Losses under Section 7.2 exceed (i) the Purchase Price less amounts in respect of the Purchased Assets actually received by Purchaser and (ii) Seller shall not have any liability for Losses under Section 7.1 and Purchaser shall not have any liability for Losses under Section 7.2, unless and until the aggregate amount of all Losses incurred by the indemnified party equals or exceeds One Million Dollars ($1,000,000), in which event the indemnifying party shall be liable for all Losses.

Section 7.7 Exclusive Remedy. Except in the case of (i) fraud or willful misconduct, (ii) Seller’s rights to payments or recoupment of payments under any of Section 2.1(b), Section 5.6(b), Section 5.6(c), Section 5.6(d), Section 5.8(b) or Section 5.8(c) and (iii) Section 10.1 (including, for the avoidance of doubt, for purposes of Article VIII), the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this Article VIII or otherwise agreed in writing by the Parties, the Parties agree that, during and after the term of this Agreement (for clarity, including following termination of this Agreement pursuant to Section 9.1) each party (the “Receiving Party”) (i) shall keep confidential, and shall not publish or otherwise disclose to any Person any Confidential Information (as defined below) and (ii) shall not use for any purpose other than as provided in this Agreement (which permitted purpose includes the exercise of any rights or the performance of any obligations hereunder), the terms of this Agreement and the other Transaction Documents or any information (whether written or oral, or in electronic or other form and, for purposes of clarity, including the UT Confidential Information) furnished (including prior to the Closing Date) to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Confidentiality Agreement (as defined below) or the Transaction Documents (such information, “Confidential Information” of the Disclosing Party, provided that the terms of the Transaction Documents shall be Confidential Information of both Parties and UT Confidential Information, as between Purchaser and Seller, shall at all times be Confidential Information of Seller), except for that portion of such information that:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, as evidenced by written records (provided, if such information was disclosed to the Receiving Party on a non-confidential basis by a party that is not the Disclosing Party, such party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates or their respective Representatives in breach of this Agreement; or

(c) was independently developed by the Receiving Party, as evidenced by written records of the Receiving Party, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Each Party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

The Receiving Party agrees that it shall be and remain responsible hereunder for any failure by any Person who receives Confidential Information from or on behalf of the Receiving Party pursuant to this Article VIII (including the Receiving Party’s Representatives, Affiliates, Affiliates’ Representatives, and other permitted recipients pursuant to Section 8.4) to treat such Confidential Information as required under this Article VIII (any such failure, a “Recipient Confidentiality Breach”).

Section 8.2 Disclosures to Certain Affiliates. Notwithstanding anything to the contrary provided elsewhere herein, no Affiliate of Purchaser or their Representatives shall have any obligations with respect to Confidential Information provided to Purchaser pursuant to this Agreement to the extent that such Confidential Information is not actually made available to such Affiliate or their Representatives. For the avoidance of doubt, Confidential Information provided to Purchaser pursuant to this Agreement may be disclosed by Purchaser to Purchaser’s Affiliates and their Representatives only as permitted pursuant to Section 8.4(b).

Section 8.3 Termination of Confidentiality Agreement. Effective upon the date hereof, the letter agreement, dated as of October 9, 2023, as amended October 18, 2023 (the “Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.

Section 8.4 Permitted Disclosure.

(a) Without limiting Section 5.1 and except as provided in Section 5.9, in the event that a Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a Governmental Authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or Governmental Authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek (at the Disclosing Party’s sole expense) an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Disclosing Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b) Notwithstanding the other provisions of this Article VIII, either Party may disclose Confidential Information (other than disclosure by Purchaser of any UT Confidential Information, which is addressed solely in Section 8.4(c) and as to which this Section 8.4(b) is not applicable) with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation, including enforcing rights or remedies hereunder or responding to a subpoena in a third party litigation;

(ii) for regulatory, tax or customs purposes;

(iii) for audit purposes, provided that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use no less rigorous than those in this Article VIII prior to any such disclosure;

(iv) disclosure to (A) its Affiliates on a need-to-know basis in order for such Party to exercise its rights or fulfill its obligations under this Agreement and (B) its Representatives, provided that in the case of each of clause (A) and clause (B), each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use no less rigorous than those in this Article VIII prior to any such disclosure;

(v) as set forth in Section 5.1 and Section 5.9 (which terms shall control in the event of any conflict with this Section 8.4(b));

(vi) disclosure to its actual or potential investors and co-investors, actual or potential lenders and co-lenders, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate, report, monitor or exercise rights or take remedial action in connection with such investment, financing transaction, partnership or collaboration and that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use no less rigorous than those in this Article VIII prior to any such disclosure; or

(vii) in connection with a merger, acquisition or change of control (including to fulfill due diligence inquiries related to a prospective merger, acquisition or change of control), provided that each recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use no less rigorous than those in this Article VIII prior to any such disclosure; or

(viii) to a permitted assignee in connection with an assignment permitted pursuant to Section 10.3 provided that such permitted assignee is bound by contractual obligations of confidentiality and non-use no less rigorous than those in this Article VIII prior to any such disclosure.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.4(b)(i) (other than in connection with enforcing its rights or remedies hereunder directly against the other Party) or Section 8.4(b)(ii) it will comply with the obligations of Section 8.4(a), to the extent applicable.

(c) Notwithstanding the other provisions of this Article VIII, Purchaser shall not disclose any UT Confidential Information to any Person without the prior written consent of Seller except that Purchaser may disclose UT Confidential Information:

(i) as and to the extent provided in Section 8.4(a);

(ii) to its Representatives;

(iii) to its actual or potential investors and co-investors, actual or potential lenders and co-lenders, and other sources of funding, including debt financing, or actual or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate, report, monitor or exercise rights or take remedial action in connection with such investment, financing transaction, partnership or collaboration; and

(iv) to a prospective acquiror in connection with a merger, acquisition or change of control of Purchaser (including to fulfill due diligence inquiries related to a prospective merger, acquisition or change of control)

provided that, as a condition to Purchaser disclosing UT Confidential Information to any recipient set forth in clauses (i) through (iv) above, such recipient shall enter into and comply with written confidentiality, non-use and non-disclosure restrictions no less rigorous than those under this Article VIII with respect to such UT Confidential Information during the term of this Agreement and following the date of termination of this Agreement pursuant to Section 9.1 (and, for purposes of clarity, any failure of such recipient to comply with such restrictions shall be a Recipient Confidentiality Breach under this Agreement). Seller and Purchaser acknowledge and agree that UT is an express third party beneficiary of Seller’s rights and Purchaser’s obligations under this Article VIII.

Section 8.5 Use of Name. Except as required by Law and except to the extent included in SEC Documents in accordance with Section 5.9, neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party, or of any of its Representatives or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party or individual whose name is to be used as to each such use (which consent may be granted or withheld in such Party’s sole discretion). Notwithstanding the foregoing, each Party may use the name, logos, and other insignia of the other Party in any “tombstone” or other advertisements, in its publications, marketing, or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of such Party, as applicable, without the other Party’s prior approval.

Section 8.6 Seller Certificates. If any notice, document, correspondence or other information is specified to be provided to Purchaser pursuant to this Agreement and disclosure of the same to Purchaser would breach the confidentiality obligations owed by Seller to UT under the License Agreement, as modified by the UT Consent (a “Confidentiality Restriction”), then in lieu of providing Purchaser a copy of such notice, document, correspondence or other information, Seller shall, to the extent permissible under the Confidentiality Restriction, deliver to Purchaser a written summary, certified by the Chief Financial Officer of Seller or the Executive Vice President, General Counsel and Secretary of Seller, of all information contained in such communication that Seller reasonably believes is material; provided, that, if Seller is advised in writing by its counsel that providing Purchaser such written summary would reasonably be expected to constitute a breach of the Confidentiality Restriction, then Seller shall paraphrase or otherwise describe the substance for Purchaser of such notice, document, correspondence or other information to the maximum extent possible while complying with the Confidentiality Restriction.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement shall continue in full force and effect until the date on which Purchaser has received the last payment with respect to the Purchased Assets, at which time this Agreement shall automatically terminate.

Section 9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, except for any rights, obligations or claims of either Party that have accrued prior to termination; provided, however, that (a) the provisions of Section 5.1, Section 5.4(a) (with respect to the portion of the Purchased Assets payable to Purchaser pursuant to clause (b) below), Section 5.4(b), Section 5.8 (only until the date that is six (6) months after the termination date), Section 5.11, Article I, Article VII (but only if a claim under Article VII is pending on the termination date, in which case Article VII shall survive until the final resolution of such claim in accordance with Article VII and Section 10.8, if applicable, and the full satisfaction of all liabilities and obligations hereunder related to such claim), Article VIII, this Article IX and Article X shall survive such termination and shall remain in full force and effect, (b) if, upon the termination of this Agreement, any payments of the Purchased Assets are payable to Purchaser hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.2) solely for that purpose, and (c) termination shall not relieve either Party from liability for any breach of this Agreement that occurs prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Specific Performance. The Parties acknowledge that the other Party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents and may be damaged irreparably in the event any of the provisions of this Agreement (including, for clarity, any of the provisions of Article VIII) are not performed in accordance with its specific terms or otherwise are breached or violated (including, for clarity, any actual or threatened breach of Article VIII by Purchaser or Seller, any of their respective Affiliates or any of their or their Affiliates’ respective Representatives). In such event, the Parties agree that the other Party shall have the right, without posting bond or other undertaking, to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement (including, in the case of Article VIII, threatened breach) and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation (including, in the case of Article VIII, threatened breach), it will not assert, and irrevocably waives the defense that a bond or other security will be required. For the avoidance of doubt, such remedy shall not be deemed to be an exclusive remedy with respect to any of the breaches to which it relates but shall be in addition to all other rights and remedies available at law or equity to Seller or Purchaser (as applicable).

Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to Seller, to:

MannKind Corporation

1 Casper Street

Danbury, CT 06810

Attention: Executive Vice President, General Counsel and Secretary

Email:

Telephone: (818) 661-5000

with a copy, which shall not constitute notice, to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121-1117

Attention: Matthew T. Browne

Email: mbrowne@cooley.com

Telephone: (858) 550-6045

if to Purchaser, to:

Sagard Holdings Manager LP

Attention:    Michaël Hassan

 Philippe Savard

 Karan Mathur

 Savneet Uppal

Email:

With a copy, which shall not constitute notice, to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 280

Baltimore, Maryland 21209

Attention:    Asher M. Rubin

Adriana V. Tibbitts

Telephone: 410-559-2881

Email: arubin@sidley.com

 atibbitts@sidley.com

The Parties may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) This Agreement, or any rights or obligations of Seller hereunder, may not be assigned or transferred by Seller without the prior written consent of Purchaser; provided that Seller may assign this Agreement in its entirety (i) to an Affiliate or (ii) to any Person that acquires all or substantially all of Seller’s business, whether by merger, sale of assets, or otherwise, so long as (A) Seller promptly notifies Purchaser of such assignment, (B) such assignee expressly assumes all obligations of Seller under the Transaction Documents (and, if such assignee is an Affiliate and the assignment is not in connection with a sale of all or substantially all of Seller’s business, by merger, sale of assets or otherwise, Seller shall remain liable to Purchaser for its obligations to Purchaser hereunder (and Purchaser shall be entitled to seek recovery for any breach or default of an obligation hereunder from Seller or from such Affiliate assignee)), and (C) if such assignee, transferee or acquiror is UT, then UT expressly agrees to continue performing its obligations set forth in the License Agreement in respect of and relating to the Purchased Assets and any Royalty Interests held by the Non-Seller Royalty Parties as if such assignment had not occurred. Notwithstanding anything to the contrary herein, for the avoidance of doubt, without the prior written consent of Purchaser, Seller may grant a security interest in and collaterally assign its rights under this Agreement, including without limitation, any rights to payment thereunder and proceeds therefrom, to one or more of Seller’s lenders; provided, that no such assignment shall relieve Seller of any of its obligations hereunder.

(c) This Agreement as a whole may not be assigned by Purchaser without the prior written consent of Seller; provided that Purchaser may assign its rights and obligations under this Agreement in its entirety (i) to an Affiliate of Purchaser or (ii) to any Person (other than a competitor of Seller, as determined by the board of directors of Seller in good faith, provided that in no event shall any financial investment firm, collective investment vehicle, lenders and other commercial sources of funding be deemed a competitor of Seller) that acquires all or substantially all of Purchaser’s (or any of its Affiliates to which Purchaser has assigned its rights and obligations under this Agreement in accordance with clause (i)) assets, whether by merger, sale of assets or otherwise, provided that (A) Purchaser promptly notifies Seller and UT in writing (in accordance with Section 15.8 of the License Agreement) of such assignment, including the identity of the assignee, (B) such assignee shall be subject, and agree in advance and in writing, to all of the same terms, conditions and limitations as apply to Purchaser under this Agreement and the UT Consent, (C) such assignee expressly assumes all obligations of Purchaser under the Transaction Documents (and, if such assignee is an Affiliate and the assignment is not in connection with a sale of all or substantially all of Purchaser’s business, by merger, sale of assets or otherwise, Purchaser shall remain liable to Seller for its obligations to Seller hereunder (and Seller shall be entitled to seek recovery for any breach or default of an obligation hereunder from Purchaser or from such Affiliate assignee)), and (D) such assignee complies with Section 5.11(e) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing Date” with the date of such assignment in such Section 5.11(e)).

(d) Reserved.

(e) Any permitted assignee of the rights of Purchaser to receive Confidential Information of Seller under this Agreement (and, if applicable, its rights to receive UT Confidential Information) shall, as a condition to such assignment, agree in writing to be subject to confidentiality and non-use obligations no less rigorous than those set forth in Section 5.1 and Article VIII with respect to such Confidential Information.

(f) Any purported assignment or transfer in violation of this Section 10.3 shall be void ab initio and of no effect.

(g) Notwithstanding anything to the contrary herein, without the prior written consent of Seller, Purchaser may pledge its rights under this Agreement to a lender; provided no such pledge shall relieve Purchaser of any of its obligations hereunder.

Section 10.4 Independent Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed (including for tax purposes) to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form. If there is an inquiry by any Governmental Authority of the Purchaser or the Seller related to the treatment described in this Section 10.4, the Purchaser and the Seller shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 10.4.

Section 10.5 No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:

(a) each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);

(b) other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby;

(c) the provisions of this Section 10.5 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law; and

(d) the provisions of clauses (a) – (c) of this Section 10.5 shall apply to Purchaser, mutatis mutandis.

Section 10.6 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement, including the Confidentiality Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by either Party.

Section 10.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of Seller and Purchaser and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder; except that UT is an express third party beneficiary of Seller’s rights and Purchaser’s obligations under Article VIII as provided in Section 8.4(c), UT is an express third party beneficiary with respect to Section 10.3(c)(A) and otherwise with respect to Seller’s rights and Purchaser’s obligations under Section 10.3(c), Section 10.3(e) and Section 10.3(f), the Non-Warranting Parties are express third party beneficiaries of Section 10.5 and the Purchaser Indemnified Parties and Seller Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article VII.

Section 10.8 Governing Law; Jurisdiction; Venue; Consent to Service.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) The Parties hereby irrevocably and unconditionally submit, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any Action arising out of, relating to or in connection with this Agreement, or for recognition or enforcement of any Judgment, and the Parties hereby irrevocably and unconditionally agree that all claims in respect of any such Action may be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such federal court. The Parties agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

(c) The Parties hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any court referred to in Section 10.8(b). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

(d) Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.9 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Severability. If one or more provisions of this Agreement are held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal, or unenforceable provision with a new provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal, or unenforceable provision. Any provision of this Agreement held invalid, illegal, or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal, or unenforceable.

Section 10.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Parties shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or Adobe™ Portable Document Format (PDF) sent by electronic mail or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 will be deemed to be original signatures, will be valid and binding upon the parties, and, upon delivery, will constitute due execution of this Agreement.

Section 10.12 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed, or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.13 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law.

Section 10.14 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

MANNKIND CORPORATION

By:	/s/ Steven Binder
Name:	Steven B. Binder
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SAGARD HEALTHCARE PARTNERS FUNDING BORROWER SPE 2, LP
By: Sagard Healthcare Partners Funding 1 SPE, LLC, its general partner
By: Sagard Healthcare Royalty Partners GP LLC, its managing member

By:	/s/ Adam Vigna
Name:	Adam Vigna
Title:	Chief Investment Officer